Exhibit 4.1

Execution Version

SENIOR NOTES INDENTURE

Dated as of May 2, 2018

Among

DARLING GLOBAL FINANCE B.V.,

THE GUARANTORS AS SET FORTH HEREIN,

THE PRINCIPAL PAYING AGENT AND PRINCIPAL REGISTRAR AS SET FORTH HEREIN,

and

CITIBANK, N.A., LONDON BRANCH,

as Trustee

3.625% SENIOR NOTES DUE 2026

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Page
Appendix A	Provisions Relating to Initial Notes and Additional Notes
Exhibit A	Form of Note
Exhibit B	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

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INDENTURE, dated as of May 2, 2018, among Darling Global Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law (the “Issuer”), Darling Ingredients Inc., a Delaware corporation (the “Parent”), the other Guarantors (as defined herein) party hereto from time to time, Citibank, N.A., London Branch, as Principal Paying Agent, Citigroup Global Markets Deutschland AG, as Principal Registrar, and Citibank, N.A., London Branch, as Trustee.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation and issue of its 3.625% Senior Notes due 2026 to be issued, from time to time, as provided in this Indenture; and

WHEREAS, each of the Guarantors party hereto has duly authorized the issuance of its guarantee pursuant to which each such Guarantor shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and this Indenture.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Definitions.

“Acquired Indebtedness” means Indebtedness (i) of a Person existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)    any assets (other than Capital Stock) to be used by the Parent or a Restricted Subsidiary in a Related Business;

(2)    any capital expenditures;

(3)    the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent or a Restricted Subsidiary; or

(4)    Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in a Related Business.

“Additional Notes” means Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01 and 4.08.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Transfer Agent or Paying Agent.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) the present value as of such redemption date of (1) the redemption price of such Note at May 15, 2021 (such redemption price being set forth in Section 3.07(d)) plus (2) all required interest payments due on such Note through May 15, 2021 (excluding accrued but unpaid interest to the redemption date and including Additional Amounts to the extent, and only to the extent, attributable to Taxes that are in effect as of such redemption date), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points, over (B) the principal amount of such Note. Neither the Trustee nor the Paying Agent shall have any duty to calculate or verify the calculation of the Applicable Premium.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares or similar shares required to be held by specific Persons under applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Parent or any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)    a disposition of assets by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

(2)    the sale or other disposition of cash or Cash Equivalents in the ordinary course of business;

(3)    a disposition of inventory (including on an intercompany basis) or vehicles in the ordinary course of business;

(4)    a disposition of damaged, obsolete, used, worn-out or surplus assets or property that are no longer used or useful in the conduct of the business of the Parent and its Restricted Subsidiaries or that are economically impracticable to maintain and that are disposed of, in each case, in the ordinary course of business;

(5)    the disposition of all or substantially all of the assets of the Parent or a Restricted Subsidiary in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(6)    an issuance of Capital Stock by a Restricted Subsidiary to the Parent or to another Restricted Subsidiary that is not a Receivables Entity (and each other equity holder on a pro rata basis);

(7)    for purposes of Section 4.09 only, the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07, and the making of any Permitted Investment or, if such transaction complies with clauses (1) and (2) of Section 4.09(a), asset sales, the proceeds of which are used substantially concurrently with the receipt of such proceeds to make such Restricted Payments or Permitted Investments;

(8)    an Asset Swap effected in compliance with Section 4.09;

(9)    sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(10)    dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value of less than the greater of (i) $50.0 million and (ii) 1.0% of Consolidated Total Assets;

(11)    the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(12)    dispositions of Investments or accounts receivable (together with any and all other rights and intangibles related thereto) in the ordinary course of business (including, in the case of any accounts receivable, in connection with any incentive, supplier finance or similar program and, the case of both Investments and accounts receivable, in connection with the compromise, settlement or collection thereof) or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13)    the issuance by a Restricted Subsidiary of Preferred Stock that is permitted under Section 4.08;

(14)    (a) the licensing, sublicensing and cross-licensing of intellectual property or other general intangibles, (b) licenses, sublicenses, leases or subleases of other property in the ordinary course of business and (c) the abandonment of intellectual property which, in the reasonable good faith determination of the Parent, is not material to the business of the Parent and its Restricted Subsidiaries, taken as a whole;

(15)    any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(16)    the unwinding or termination of any Hedging Obligations;

(17)    the sale of Permitted Investments (other than sales of Capital Stock of any Restricted Subsidiaries) made by the Parent or any Restricted Subsidiary after the Issue Date, if such Permitted Investments were (a) received in exchange for, or purchased out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent) of, Capital Stock of the Parent (other than Disqualified Stock), (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of cash or such Permitted Investment to the common equity capital of the Parent or (c) made pursuant to clause (28)(a) of the definition of Permitted Investments in Persons that, after giving effect to such Investment, were not a Restricted Subsidiary; provided that any such proceeds, Permitted Investments or contributions in clauses (a), (b) and (c) will be excluded from Section 4.07(a)(C)(ii);

(18)    the sale or other Investment of Capital Stock of, or any Investment in, any Unrestricted Subsidiary;

(19)    foreclosure on assets;

(20)    dispositions of Investments in joint ventures (including the Renewable Diesel Joint Venture) permitted under this Indenture to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such Investment in such joint venture;

(21)    the expiration of any option agreement with respect to real or personal property.

(22)    dispositions of property subject to or resulting from casualty losses and condemnation or similar proceedings (including dispositions in lieu thereof);

(23)    dispositions of non-core assets (which may include real property) acquired in an acquisition permitted under this Indenture to the extent such acquisition was consummated within two years of such disposition;

(24)    dispositions in connection with any Sale/Leaseback Transaction or similar transaction; provided that the fair market value of all property so disposed shall not exceed the greater of (i) $75.0 million and (ii) 1.5% of Consolidated Total Assets after the Issue Date;

(25)    dispositions of residential real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees or consultants of the Parent or any Restricted Subsidiary;

(26)    dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(27)    dispositions of letters of credit, bankers’ acceptances or bank guarantees (or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for cash or other Permitted Investments;

(28)    any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such acquisition;

(29)    dispositions in existence, or made pursuant to binding commitments existing, on the Issue Date;

(30)    any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter; and

(31)    any disposition if, after giving pro forma effect thereto, the Leverage Ratio would not be greater than 3.00 to 1.00.

“Asset Swap” means a concurrent purchase and sale or exchange of Related Business Assets between the Parent or any of its Restricted Subsidiaries and another Person; provided that the Parent or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of the Parent or such Restricted Subsidiary contractually agreeing to such transaction) as determined in good faith by the Parent and any cash received must be applied in accordance with Section 4.09.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction, as reasonably determined by the Parent) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors, including the Dutch Bankruptcy Act (faillissementswet).

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Bund Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date. In no case for any purposes in this Indenture shall the Bund Rate be less than 0.00%.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, London, United Kingdom or Amsterdam, The Netherlands are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the balance sheet of such Person in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP. Notwithstanding the foregoing, Capitalized Lease Obligations shall be excluded for purposes of (i) calculating Consolidated Interest Expense, (ii) calculating the Secured Leverage Ratio, the Leverage Ratio and the Consolidated Coverage Ratio, (iii) determining the amount of Indebtedness under the covenant described under Section 4.08 and (iv) determining the amount of Permitted Investments (to the extent re-characterized as Capitalized Lease Obligations after such obligation is entered into), in each case, to the extent such Capitalized Lease Obligation would have been characterized as an operating lease in accordance with GAAP on January 2, 2014.

“Cash Equivalents” means:

(1)    U.S. dollars, euros, Canadian dollars or the currency of any country having a credit rating of “A” (or the equivalent thereof) or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;

(2)     securities issued or directly and fully guaranteed or insured by the United States of America, the European Union or the Government of Canada or any agency or instrumentality of the United States of America, the European Union or the Government of Canada (provided that the full faith and credit of the United States of America, the European Union or the Government of Canada, as applicable, is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)    marketable general obligations issued by any state of the United States of America, any member of the European Union or province of Canada or any political subdivision of any such state, member or province or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of such state, member or province, as applicable, is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;

(4)    certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500 million;

(5)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)    commercial paper rated at the time of acquisition thereof at least “A-1” (or the equivalent thereof) by Standard & Poor’s Ratings Group, Inc. or “P-1” (or the equivalent thereof) by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7)    interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above;

(8)     in the case of any Foreign Subsidiary (which may include investments made indirectly by the Parent or any Restricted Subsidiary that is not a Foreign Subsidiary), investments of the type and maturity described in clauses (1) through (7) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

(9)     in the case of the Parent or any Restricted Subsidiary, other currencies, to the extent obtained by the Parent or the applicable Restricted Subsidiary in the ordinary course of operations or for the purpose of consummating transactions otherwise permitted under this Indenture, and other short-term investments utilized by the Parent or such Restricted Subsidiary in the ordinary course of business and in accordance with normal investment practices for cash management in investments substantially similar to the investments described in clauses (1) through (7) above.

“Change of Control” means:

(1)    any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Parent held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity);

(2)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

(3)    except in the case where the Parent has become the Successor Person of the Issuer in compliance with Section 5.01, the Parent ceases to own, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Issuer; or

(4)     the adoption by the stockholders of the Parent or the Issuer of a plan or proposal for the liquidation or dissolution of the Parent (other than any liquidation or dissolution in connection with a Reorganization Transaction) or the Issuer.

Notwithstanding the foregoing, the consummation of a transaction shall not be deemed to be a Change of Control under clause (1) above if pursuant to such transaction (a) the Parent becomes a Wholly-Owned Subsidiary of a holding company with no other material assets or operations and (b) immediately following such transaction, the holders that beneficially own the voting power of the Voting Stock of such holding company are substantially the same as the holders that beneficially owned the voting power of the Parent’s Voting Stock immediately prior to such transaction (or that beneficially owned the voting power of the Voting Stock of another holding company of which the Parent is a Wholly-Owned Subsidiary immediately prior to such transaction).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Clearstream” means Clearstream Banking, S.A., or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Parent or any Restricted Subsidiary designed to protect the Parent or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Parent and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Common Depositary” means the common depositary for Euroclear and Clearstream with respect to the Notes.

“Comparable German Bund Issue” means, with respect to any redemption date, the German Bundesanleihe security selected by the Independent Dealer as having a fixed maturity most nearly equal to the remaining term of the Notes to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the aggregate principal amount of Notes originally issued on the Issue Date and of a maturity most nearly equal to the remaining term of the Notes to be redeemed; provided, however, that, if the remaining term of the Notes to be redeemed is not equal to the fixed maturity of the German Bundesanleihe security selected by the Independent Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the remaining term of the Notes to be redeemed is less than one year, a fixed maturity of one year shall be used.

“Comparable German Bund Price” means, with respect to any redemption date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Dealer Quotations, or if the Parent obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1)    if the Parent or any Restricted Subsidiary:

(a)    has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)    has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

provided, however, that any such pro forma calculation for purposes of Section 4.08(a) shall not give effect to any Indebtedness being Incurred on such date (but not in respect of any future calculation following such date) pursuant to Section 4.08(b) (other than Indebtedness Incurred pursuant to Section 4.08(b)(5)) and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds of any Indebtedness being Incurred on such date (but not in respect of any future calculation following such date) pursuant to Section 4.08(b);

(2)    if since the beginning of such period the Parent or any Restricted Subsidiary will have made any Asset Disposition or disposed (or discontinued operations) of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a)    the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)    Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Parent or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged (including, but not limited to, through the assumption of such Indebtedness by another Person if the Parent and its Restricted Subsidiaries are no longer liable for such Indebtedness after the assumption thereof) with respect to the Parent and its continuing Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)    if since the beginning of such period the Parent or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Parent) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)    if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Parent or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Parent (including pro forma expense and cost savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Parent, the interest rate shall be calculated by applying such optional rate chosen by the Parent.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)    Consolidated Interest Expense; plus

(2)    Consolidated Income Taxes; plus

(3)    consolidated depreciation expense; plus

(4)    consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles” and Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets;” plus

(5)    any non-recurring or extraordinary loss; plus

(6)    other non-cash charges, expenses or deductions reducing Consolidated Net Income (excluding any such non-cash charge, expense or deduction to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(7)    the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters; plus

(8)     the amount of any expense or deduction associated with any Subsidiary of such Person attributable to non-controlling interests or minority interests of third parties; plus

(9)     the amount of any loss on Asset Dispositions of Receivables and related assets in connection with any Qualified Receivables Transaction and in connection with any incentive, supplier finance or similar program entered into in the ordinary course of business; plus

(10)     any proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters; plus

(11)     (i) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, operating expense reductions, product margin synergies and product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening (including unused warehouse space costs), business optimization and other restructuring costs, charges, accruals, reserves, expenses (including those related to tax restructurings, inventory optimization programs, software development costs, systems implementation and upgrade expenses, the closure or consolidation of facilities (including severance, rent termination costs, moving costs and legal costs related thereto) and curtailments, costs related to entry into new markets (including unused warehouse space costs), consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs) and (ii) expected cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of such Person) related to permitted asset sales, acquisitions, Investments, Asset Dispositions, operating improvements, restructurings, cost saving initiatives and other similar initiatives and transactions; provided that such cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies are reasonably expected to be realized within 24 months of the event giving rise thereto; provided further that the aggregate amount of any increases to Consolidated EBITDA for any applicable period pursuant to clauses (i) and (ii) shall not exceed (x) the amount of any such cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Article 11 of Regulation S-X of the Securities Act plus (y) 20.0% of Consolidated EBITDA for such applicable period (calculated before giving effect to any add-backs and adjustments pursuant to this clause (11)); plus

(12)     earn-out obligations incurred in connection with any Permitted Investment (including any Permitted Investment completed prior to the Issue Date) and paid or accrued during such period; less

(13)    non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period that did not increase Consolidated EBITDA in any prior period); less

(14)     any non-recurring or extraordinary gain.

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute

Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Parent by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Parent and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)    interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)    amortization of debt discount; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)    non-cash interest expense (but excluding (i) non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and (ii) the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses);

(4)    commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)    the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; provided that, with respect to the Renewable Diesel Joint Venture Indebtedness or the Indebtedness of any other joint venture, interest expense pursuant to this clause (5) shall include only interest actually paid by the Parent or any Restricted Subsidiary (including through the exercise of remedies under any Lien permitted in respect thereof);

(6)    costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)    the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Guarantors payable to a party other than the Parent or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9)    Receivables Fees in respect of Receivables Transaction Amounts in an aggregate principal amount in excess of $150.0 million (and excluding from Consolidated Interest Expense, to the extent otherwise included in interest expense, Receivables Fees in respect of Receivable Transaction Amounts in an aggregate principal amount of $150.0 million or less); and

(10)    the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Parent and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Parent or any Restricted Subsidiary described in the second paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Parent and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Parent. Notwithstanding anything to the contrary contained herein, (i)(A) any expensing of bridge, commitment and other financing fees and (B) any annual administrative or other agency fees paid under the Senior Secured Credit Agreement shall not be included in Consolidated Interest Expense and, subject to clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction (other than any incentive, supplier finance or similar program entered into in the ordinary course of business) pursuant to which the Parent or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after tax basis:

(1)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a)    subject to the limitations contained in clauses (3), (4) and (5) of this definition, the Parent’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person (or to the extent converted into cash) during such period to the Parent or a Restricted Subsidiary as a dividend, distribution or other payment (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) of this definition); and

(b)    solely for the purpose of determining the amount available for Restricted Payments under clause (C)(i) of the first paragraph of the covenant described under Section 4.07, the Parent’s equity in net loss of any such Person (other than an Unrestricted Subsidiary (except the Renewable Diesel Joint Venture)) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash (other than with a Permitted Renewable Joint Venture Investment) from the Parent or a Restricted Subsidiary;

(2)    any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Parent by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than any restrictions that have been waived or otherwise released), except that:

(a)    subject to the limitations contained in clauses (3), (4) and (5) of this definition, the Parent’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Parent or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)    the Parent’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)     any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Parent or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)     extraordinary, nonrecurring, unusual, non-operating or noncash gains, charges or losses (including (x) costs of, and payments of, actual or prospective legal settlements, fines, judgments or orders, (y) costs of, and payments of, corporate reorganizations and (z) gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Capital Stock or assets (including asset retirement costs) or returned surplus assets of any employee benefit plan outside of the ordinary course of business);

(5)     the cumulative effect of a change in accounting principles;

(6)     any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(7)     any unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under Hedging Obligations;

(8)     any unrealized net foreign currency translation gains or losses and unrealized net foreign currency transaction gains or losses (including currency re-measurements of Indebtedness, any unrealized net gains or losses resulting from Currency Agreements and those resulting from intercompany Indebtedness);

(9)     any compensation expense, charge, cost, accrual or reserve, including any such expense, charge, cost, accrual or reserve arising from (i) grants of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, (ii) any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (iii) in connection with the rollover, acceleration or payout of Capital Stock held by management of the Parent and/or any of its Subsidiaries; provided that, to the extent any such cash charges, costs, expenses, accruals or reserves are paid in cash, such cash charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the Parent as a capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Stock) of the Parent, and such contribution or sale took place within the immediately preceding four fiscal quarter period of the Parent for which this clause (9) is modifying Consolidated Net Income;

(10)     any net gains, income, losses, expenses or charges with respect to (i) disposed, abandoned, closed and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned, and discontinued operations and (ii) facilities, plants or distribution centers that have been closed during such period;

(11)     any fees, expenses and charges (including rationalization, legal, tax and structuring fees, costs and expenses) Incurred in connection with (i) any Investment (other than an Investment among the Parent and its Subsidiaries in the ordinary course of business), (ii) any Asset Disposition outside the ordinary course of business, (iii) the Incurrence, repayment, extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or modification of Indebtedness, including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties (other than an Incurrence, repayment, extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or modification Indebtedness among the Parent and its Subsidiaries in the ordinary course of business) and (iv) any issuance or offering of Capital Stock, Restricted Payments, acquisitions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or other similar transactions (other than any issuance or offering of Capital Stock, Restricted Payments, acquisitions, recapitalizations, mergers, consolidations or amalgamations, option buyouts or other similar transactions among the Parent and its Subsidiaries in the ordinary course of business), in each case, including any such transaction proposed or undertaken but not completed;

(12)     effects of adjustments (including the effects of such adjustments pushed down to any Restricted Subsidiary) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase/acquisition accounting or recapitalization accounting in relation to the Rothsay Acquisition, the Vion Acquisition or any other consummated acquisition or recapitalization or the amortization or write-off of any amounts thereof in accordance with GAAP, net of taxes;

(13)     accruals and reserves that are established or adjusted within 12 months of the date of any Investment permitted pursuant to clauses (1) or (2) of the definition of “Permitted Investments” or any purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of a division, line of business or branch of such Person, in each case, in accordance with GAAP or as a result of the adoption or modification of accounting policies; and

(14)    any goodwill or other intangible asset impairment charge or write-off.

“Consolidated Total Assets” as of any date of determination, means the total amount of assets which would appear on a consolidated balance sheet of the Parent and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)    to advance or supply funds:

(a)    for the purchase or payment of any such primary obligation; or

(b)    to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Credit Facility” means, with respect to the Parent or any Restricted Subsidiary, one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Senior Secured Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders or investors or indentures or other agreements providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or other Indebtedness, in each case, as amended, restated, amended and restated, supplemented, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time (including successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing, including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities to investors), and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture and whether any Credit Facility exists at any time).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Parent or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than solely in exchange for Qualified Capital Stock);

(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Parent or a Restricted Subsidiary, until converted or exchanged); or

(3)    is redeemable at the option of the holder of the Capital Stock in whole or in part (other than solely in exchange for Qualified Capital Stock),

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) provide that the Parent may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) pursuant to such provision prior to compliance by the Parent with Section 4.09 and Section 4.12 and such repurchase or redemption complies with Section 4.07.

“Dutch Subsidiary” means any Subsidiary incorporated in The Netherlands.

“Equity Offering” means a public or private sale for cash by the Parent of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (w) public offerings with respect to the Parent’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (x) an issuance to any Restricted Subsidiary, (y) any offering in connection with a transaction that constitutes a Change of Control or (z) any offering giving rise to Excluded Contributions.

“euro” and “€” mean the currency introduced at the start of the third stage of European economic and monetary union and as defined in article 2 of Council Regulation (EC) No. 974/98 of 3 May 1998 on the introduction of the euro, as amended.

“Euroclear” means Euroclear Bank SA/NV, or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Net Cash Proceeds or the fair market value of the assets (as determined conclusively by the Parent) received by the Parent after the Issue Date (or, solely for purposes of Section 4.07, after December 29, 2013) from:

(1)    capital contributions to its common equity capital; and

(2)     the sale (other than to a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) of Capital Stock (other than Disqualified Stock) of the Parent, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of January 2, 2014, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession except for any reports or financial statements required to be delivered under Section 4.03 which shall be prepared in accordance with GAAP as in effect from time to time. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP, except that in the event the Parent is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture. However, at any time after adoption of IFRS by the Parent for its financial statements and reports for all financial reporting purposes, the Parent may elect to apply IFRS for all purposes of this Indenture, and, upon any such election, references in this Indenture to GAAP shall be construed to mean IFRS as in effect on the date of such election; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS as in effect from time to time, (3) from and after such election, all ratios, computations, calculations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on January 2, 2014, (4) such election shall not have the effect of rendering invalid (or causing a Default or an Event of Default as a result of) any transaction made prior to the date of such election pursuant to the covenants described under Article 4 if such transaction was valid under this Indenture on the date made, Incurred or taken, as the case may be, and (5) all accounting terms and references in this Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS. The Parent shall give written notice of any election to the Trustee and the holders of Notes within 5 Business Days of such election.

“Government Obligations” means any security that is (a) a direct obligation of Belgium, France, the Netherlands, Germany or any member state of the European Union from time to time, for the timely payment of which the full faith and credit of such country or member state is pledged, or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of such country or member state, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of such country or member state, which, in either case, is not callable or redeemable at the option of the issuer thereof.

“Global Notes Legend” means the legend set forth in Section 2.3(e)(i) of Appendix A to this Indenture and identified in such Section as the “Global Notes Legend.”

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise); or

(2)    entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (1) the Parent and (2) each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary that provides a Note Guarantee in accordance with this Indenture; provided that upon release or discharge of the Parent or such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, the Parent or such Restricted Subsidiary, as the case may be, ceases to be a Guarantor.

“Guarantor Pari Passu Indebtedness” means Indebtedness of a Guarantor that ranks equally in right of payment to its Note Guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books, which shall initially be the Common Depositary or its nominee.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)    the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)    the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)    the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)    the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5)    (a) Capitalized Lease Obligations of such Person and (b) all Attributable Indebtedness of such Person that appears as a liability on the balance sheet of such Person under GAAP;

(6)    the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)    the principal component of all obligations of the type referred to in clauses (1) through (6) above and (8) below of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset as determined by such Person in good faith on the date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)    the principal component of all obligations of the type referred to in clauses (1) through (6) above of other Persons to the extent Guaranteed by such Person;

(9)    to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the maximum aggregate amount (giving effect to any netting arrangements) that would be payable by such Person at such time); and

(10)    to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness” provided that such money is held to secure the payment of such interest. For purposes of determining compliance with any covenant contained in this Indenture (including the computation of the Consolidated Coverage Ratio, the Leverage Ratio and the Secured Leverage Ratio), Indebtedness shall be determined without giving effect to (a) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value”, as defined therein, and (b) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)    such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)    such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)    there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)    the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)    if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

The term “Indebtedness” shall not include:

(1) in connection with the purchase by the Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

(2)     any lease of property which would be considered an operating lease under GAAP;

(3)     (a) any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes and (b) any joint and several tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law;

(4)     Contingent Obligations Incurred in the ordinary course of business; or

(5)    obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow or otherwise deposited in defeasance or discharge of such obligations shall not constitute Indebtedness to the extent of such cash collateral or amounts escrowed or otherwise deposited in defeasance or discharge thereof.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Dealer” means, with respect to any redemption date, one of the Reference German Bund Dealers appointed by the Parent to act as the “Independent Dealer” for such redemption date.

“Initial Notes” means the €515,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Initial Purchasers” means BNP Paribas, Merrill Lynch International, Citigroup Global Markets Inc., J.P. Morgan Securities plc, Goldman Sachs & Co. LLC, Banco Bilbao Vizcaya Argentaria, S.A., BMO Capital Markets Corp. and Coöperatieve Rabobank U.A.

“Interest Payment Date” means May 15 and November 15 of each year, commencing November 15, 2018.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“International Stock Exchange” means The International Stock Exchange (operated by The International Stock Exchange Authority Limited) or any successor thereto.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)    Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)    endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)    an acquisition of assets, Capital Stock or other securities by the Parent or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Parent.

For purposes of Section 4.07 and the definition of “Permitted Investment,”

(1)    “Investment” will include the portion (proportionate to the Parent’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Parent’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined in good faith by the Parent) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2)    any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Parent;

(3)     (a) guarantees of obligations not constituting Indebtedness shall not be deemed to be “Investments” and (b) the amount of any Investment shall be deemed to be the initial amount invested, without regard to write-offs or write-downs, but after giving effect to (such effect shall result in the replenishment of any basket) all payments or repayments of, or returns on, such Investment.; and

(4)    “Investment” will include in connection with the sale or other disposition of any Voting Stock of any Restricted Subsidiary where, after giving effect to any such sale or disposition, such entity will no longer be a Subsidiary of the Parent, an amount, calculated on the date of any such sale or disposition, equal to the fair market value (as conclusively determined in good faith by the Parent) of the Capital Stock of such Subsidiary not being sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc. (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside the Parent’s control, any equivalent investment grade rating by any Rating Agency selected by the Parent as a replacement Rating Agency).

“Issue Date” means May 2, 2018.

“Issuer” means the party named as such in the first paragraph of this Indenture or any successor obligor to its Obligations under this Indenture and the Notes pursuant to Article 5.

“Leverage Ratio” means, as of any date of determination, the ratio of (1) Total Indebtedness of the Parent and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) minus (i) all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters or credit, banker’s acceptances or similar instruments outstanding as of the balance sheet date and (ii) any such obligations described in clause (1)(i) which have been drawn and reimbursed within three Business Days to (2) Consolidated EBITDA of the Parent and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date. The Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Coverage Ratio,” including for acquisitions (other than as set forth in the proviso to clause (1) thereof).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any Investment or acquisition, including by way of merger, amalgamation or consolidation, by the Parent or one or more of its Restricted Subsidiaries the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing other than any Investment in or acquisition of any Unrestricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)    all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)    all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)    all distributions and other payments required to be made to minority interest Holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)    the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Parent or any Restricted Subsidiary after such Asset Disposition; and

(5)    any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition); provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Parent or any Restricted Subsidiary.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Restricted Subsidiary” means a Restricted Subsidiary (other than the Issuer) that is not a Guarantor.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such Guarantees.

“Notes” means the Issuer’s 3.625% Senior Notes due 2026 authenticated and delivered under this Indenture, including, for the avoidance of doubt, the Initial Notes, any Additional Notes and any Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an Asset Disposition Offer or a Change of Control Offer.

“Offering Memorandum” means the Offering Memorandum, dated April 25, 2018, related to the offer and sale of the Initial Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, any Vice President, the Treasurer or the Secretary of the Parent or, in the event that the Parent is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Parent.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Parent.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. Such counsel may be an employee of or counsel to the Parent or the Trustee.

“Parent” means the party named as such in the first paragraph of this Indenture or any successor obligor to its Obligations under this Indenture pursuant to Article 5.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Investment” means an Investment by the Parent or any Restricted Subsidiary in:

(1)     (a) the Parent or any Restricted Subsidiary (other than a Receivables Entity), and (b) a Subsidiary in connection with (i) reorganizations and related to tax planning and (ii) the consummation of any Restricted Payment or Permitted Investment permitted under this Indenture substantially contemporaneously with the receipt by such Subsidiary of the proceeds of such Investment;

(2)     (a) another Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity), including in connection with the formation of a Restricted Subsidiary (other than a Receivables Entity) and (b) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Parent or a Restricted Subsidiary (other than a Receivables Entity); provided, however, that, in each case, such Person’s primary business is a Related Business;

(3)    cash and Cash Equivalents or Investments that were Cash Equivalents when made;

(4)    receivables owing to the Parent or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)    payroll, travel, entertainment, relocation and similar loans or advances to cover matters that are made in the ordinary course of business;

(6)    loans or advances to employees, officers or directors of the Parent or any Restricted Subsidiary of the Parent in the ordinary course of business in an aggregate amount not in excess of $15.0 million outstanding at any one time;

(7)    extension of trade credit, loans or advances to customers, clients or suppliers in the ordinary course of business;

(8)     Investments received in settlement of debts (including delinquent accounts and disputes) created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization, workout, recapitalization or similar arrangement, including upon the bankruptcy or insolvency of a debtor or upon foreclosure, deed in lieu of foreclosure or other transfer of title;

(9)    Investments made as a result of the receipt of notes and other non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.09;

(10)     Investments in existence, or made pursuant to binding commitments existing, on the Issue Date and any modification, replacement, renewal or extension thereof (provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Indenture);

(11)    Investments represented by Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.08;

(12)    Investments by the Parent or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (12), in an aggregate amount at the time of such Investment not to exceed the greater of (x) $200.0 million and (y) 6.0% of Consolidated Total Assets outstanding at any one time;

(13)    Guarantees issued in accordance with Section 4.08 (including payments thereunder and Investments in respect thereof in lieu of such payments);

(14)    Investments by the Parent or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction; provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Parent or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(15)    any Asset Swap made in accordance with Section 4.09;

(16)    Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17)    Investments in inventory and goods in the ordinary course of business;

(18)    Investments of an entity that becomes a Restricted Subsidiary or of an entity merged into, amalgamated with, or consolidated with the Parent or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and any modification, replacement, renewal or extension of any such Investment so long as no such modification, replacement, renewal or extension increases the amount of such Investment except as otherwise permitted by the terms of this Indenture;

(19)    any acquisition of assets or Capital Stock solely in exchange for, or out of the Net Cash Proceeds received from, the substantially contemporaneous issuance of Capital Stock (other than Disqualified Stock) of the Parent; provided that the amount of any such Net Cash Proceeds that are utilized for any such Investment pursuant to this clause (19) will be excluded from Section 4.07(a)(C)(ii);

(20)     [Reserved.];

(21)    pledges or deposits permitted under clauses (2), (5), (26) and (28) of the definition of Permitted Liens;

(22)    Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Parent and its Restricted Subsidiaries in connection with such plans;

(23)     Investments (a) of up to the greater of (x) $500.0 million and (y) 10.0% of Consolidated Total Assets in joint ventures, including the Renewable Diesel Joint Venture and (b) in respect of the Renewable Diesel Joint Venture or any other joint venture in the form of Guarantees permitted under Section 4.08(b)(15) or Liens permitted by clause (24) of the definition of “Permitted Liens”;

(24)     to the extent constituting an Investment, Liens permitted by this Indenture;

(25)     Investments in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; provided that the cash balances for the purposes of making such advances to Subsidiaries or joint ventures are held by the Parent or a Restricted Subsidiary;

(26)     the Parent may serve as an account party under a letter of credit or provide cash collateral to support obligations of Insurance Company of Colorado, Inc. or any other captive insurance company as long as such support is required by, and is in the amount required by, applicable insurance regulations;

(27)     Investments (i) constituting deposits, prepayments or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business;

(28)     (a) any Investment if, after giving pro forma effect to any such Investment, the Leverage Ratio would not be greater than 5.50 to 1.00 and the Secured Leverage Ratio would not be greater than 4.00 to 1.00 and (b) any Investment in a Related Business or any Related Business Assets as long as the aggregate fair market value of any such Investment, taken together with all other Investments made pursuant to this clause (28)(b) that are at that time outstanding, does not exceed the greater of $150.0 million and 4.0% of Consolidated Total Assets; and

(29)    de minimis Investments made in connection with the incorporation or formation of any newly created Subsidiary of the Parent.

“Permitted Liens” means, with respect to any Person:

(1)    Liens securing Indebtedness and other obligations under any Credit Facility and Hedging Obligations and cash management arrangements with Persons or Affiliates of Persons party to such Credit Facility permitted to be secured by such Liens by such Credit Facility and Liens securing Guarantees of Restricted Subsidiaries of Indebtedness and other obligations under such Credit Facility, in each case permitted to be Incurred under Section 4.08(b)(1);

(2)     (i) pledges or deposits by such Person or Liens arising (A) under workers’ compensation laws, health, disability or other employment benefits, unemployment insurance laws, social security or similar legislation or regulations, property, casualty or liability insurance or premiums related thereto, self-insurance obligations or captive insurance subsidiaries or (B) to secure letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments posted to support payment of items set forth in this clause (2)(i), (ii) good faith deposits in connection with (and Liens securing the performance of, or granted in lieu of) bids, tenders, contracts with trade creditors, bids, contracts (other than in respect of debt for borrowed money) or leases to which such Person is a party, (iii) deposits to secure (and Liens securing the performance of, or granted in lieu of) public or statutory obligations of such Person, or (iv) deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)     Liens arising or imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s, landlord’s, customs’ and revenue authorities’ and other like Liens Incurred in the ordinary course of business, or created in order to comply with applicable requirements of law, including any security requested to be created by any creditor of a German Subsidiary in connection with (i) a merger of a German Subsidiary pursuant to

Section 22 of the German Reorganization Act (Umwandlungsgesetz) and/or (ii) the termination of a domination and profit and loss pooling agreement (Beherrschungs—und Gewinnnabführungsvertrag) pursuant to Section 303 of the German Stock Corporation Act (AktG);

(4)     Liens for taxes (including VAT), assessments or other governmental charges (a) that are not overdue by more than 30 days or, if overdue by more than 30 days, are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof or (b) with respect to which the failure to make payment is not reasonably expected by the Parent to have a material adverse effect on the financial condition or results of operations of the Parent and its Restricted Subsidiaries, taken as a whole;

(5)     Liens, including deposits made in connection therewith, in favor of issuers of surety, customs, stay, appeal or performance bonds or performance and completion guarantees and other similar obligations of a like nature or letters of credit, bankers’ acceptances, bank guarantees or similar instruments issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such instruments are issued in compliance with the covenant described under Section 4.08.

(6)     encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect or impair the use of such property in the operation of the business of such Person;

(7)     Liens securing (a) Hedging Obligations permitted under this Indenture and (b) Indebtedness of the type described in Section 4.08(b)(22) (including, for the avoidance of doubt, any accounts receivables and related security being sold or transferred by the Parent or its Restricted Subsidiaries in the ordinary course of business pursuant to any incentive, supplier finance or similar program between the Parent or such Restricted Subsidiary, as supplier or seller, and any finance or other institution a party thereto, as purchaser);

(8)     Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Parent or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein;

(9)     any interest or title of a lessor, sublessor, licensee, sublicense, licensor or sublicensor under any lease or license agreement permitted or not prohibited by this Indenture and leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) granted in the ordinary course of business which do not interfere in any material respect with the business of the Parent or any of its Restricted Subsidiaries;

(10)     Liens in respect of judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights related to litigation being contested that do not constitute an Event of Default under Section 6.01(a)(7);

(11)     Liens for the purpose of securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments (including the interests of vendors and lessors under conditional sale, title retention agreements and extended title retention agreements (verlängerter Eigentumsvorbehalt)) Incurred to finance all or any part of the purchase price or cost of design, construction, lease, installation or improvement of assets or property (other than Capital Stock, except Capital Stock in a Person that becomes a Restricted Subsidiary); provided that:

(a)     the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under Section 4.08(b)(9) or Section 4.08(b)(26); and

(b)     such Liens are created prior to or within 270 days of the acquisition or the completion of the construction or improvement of such assets or property and do not encumber any other assets or property of the Parent or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto, the proceeds and products thereof and accessions thereto, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted under this Indenture provided by such Person or its Affiliates;

(12)     Liens (a) arising by virtue of any statutory or common law provisions relating to banker’s Liens (including Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code), rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution or (b) encumbering reasonable customary initial deposits and margin deposits;

(13)     Liens arising from Uniform Commercial Code or PPSA (or similar law of any jurisdiction) financing statement filings regarding leases and consignment or bailee arrangements entered into by the Parent and its Restricted Subsidiaries in the ordinary course of business and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee;

(14)     Liens existing on the Issue Date (other than Liens permitted under clause (1) of this definition);

(15)     Liens on assets or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Parent or any Restricted Subsidiary (other than the proceeds and products thereof and accessions thereto and after acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition and except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by this Indenture provided by such Person or its Affiliates);

(16)     Liens on assets at the time the Parent or a Restricted Subsidiary acquired, constructed, repaired or improved the property, including any acquisition by means of a merger or consolidation with or into the Parent or any Restricted Subsidiary; provided, however, that such Liens may not extend to any other property owned by the Parent or any Restricted Subsidiary other than property or assets affixed or appurtenant thereto, the proceeds or products thereof, accessions thereto and after-acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by this Indenture provided by such Person or its Affiliates);

(17) Liens securing Indebtedness permitted to be Incurred under Section 4.08(b)(3) or other obligations of a Restricted Subsidiary owing to the Parent or any Restricted Subsidiary;

(18) Liens (a) securing the Notes and the Note Guarantees and (b) on the proceeds of Indebtedness Incurred in connection with the financing of a transaction permitted under this Indenture, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds in connection with the closing of such transaction;

(19) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (11), (14), (15), (16), (18)(a) and (19) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien thereunder (except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by this Indenture provided by such Person or its Affiliates);

(20) Liens representing the interest of a purchaser of goods sold by the Parent or any of its Restricted Subsidiaries in the ordinary course of business under conditional sale, title retention, extended title retention (verlängerter Eigentumsvorbehalt), consignment, bailee or similar arrangements; provided that such Liens arise only under the applicable conditional sale, title retention, consignment or similar arrangements and such Liens only encumber the good so sold hereunder;

(21) Liens in favor of the Issuer or any Guarantor;

(22) Liens under industrial revenue, municipal or similar bonds;

(23) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(24) Liens on (a) the Capital Stock of the Renewable Diesel Joint Venture or any other joint venture consisting of a Permitted Renewable Joint Venture Investment or any other Investment permitted to be made pursuant to Section 4.07 or the definition of “Permitted Investments” in favor of the holder of (x) any Indebtedness of the Renewable Diesel Joint Venture or any other joint venture, (y) any Guarantee of such Indebtedness otherwise permitted under Section 4.08 or (z) any Guarantee of the commitment to make an Investment in the Renewable Diesel Joint Venture or any other joint venture which Investment is otherwise permitted to be made under the definition of “Permitted Investments” and under Section 4.07 and (b) cash and Cash Equivalents to secure (x) obligations to make an Investment in the Renewable Diesel Joint Venture or any other joint venture permitted under the definition of “Permitted Investments” and under Section 4.07 or (y) a letter of credit posted to secure obligations set forth in the foregoing clause (24)(b)(x);

(25) Liens arising as a result of agreements to enter into a Sale/Leaseback Transaction and not securing Indebtedness; provided, that such Liens shall not extend beyond the property that is the subject of such Sale/Leaseback Transaction;

(26) (i) Liens (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 4.07 or the definition of

“Permitted Investment,” which are applied against the purchase price for such Investment, and (B) consisting of an agreement to dispose of any property in a disposition permitted pursuant to Section 4.09 in each case, solely to the extent such transaction is permitted under this Indenture, and (ii) Liens solely on any cash earnest money deposits made by the Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Indenture;

(27) Liens securing Indebtedness (other than Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $175.0 million and (y) 3.5% of Consolidated Total Assets;

(28) Liens granted in the ordinary course of business to secure (a) (i) liabilities for premiums or reimbursement obligations to insurance carriers or self-insurance obligations and (ii) liabilities in respect of indemnification obligations under leases or other contractual obligations and (b) letters of credit, bank guarantees, banker’s acceptances, surety bonds or similar instruments posted to support payment of items set forth in this clause (28); provided that such letters of credit, bank guarantees, banker’s acceptances, surety bonds or similar instruments are issued in compliance with this Indenture;

(29) Liens (a) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Parent or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations Incurred in the ordinary course of business of such Person or (b) granted in the ordinary course of business by the Parent or any Restricted Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions (including, without limitation, any Lien arising by entering into standard banking arrangements (AGB-Banken or AGB-Sparkassen) in Germany), in each case, which are within the general parameters customary in the banking industry;

(30) Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(31) (a) Liens on Capital Stock in joint ventures (including the Renewable Diesel Joint Venture) or Unrestricted Subsidiaries; provided such Liens secure capital contributions to, or Indebtedness or other obligations of, such joint ventures or Unrestricted Subsidiaries, as applicable and (b) any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Capital Stock of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(32) Liens consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(33) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(34) Liens securing Indebtedness of any Non-Guarantor Restricted Subsidiary; provided that any such Lien is limited to all or part of the property or assets of such Non-Guarantor Restricted Subsidiary and the Capital Stock of such Non-Guarantor Restricted Subsidiary;

(35) any Lien arising under clause 24, clause 25 or clause 26 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions;

(36) any netting or set-off arrangement entered into by any Dutch Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of any Dutch Subsidiary;

(37) Liens on repurchase agreements constituting Cash Equivalents; and

(38) Liens securing Indebtedness (other than Subordinated Obligations); provided that at the time of Incurrence and after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio (calculated assuming all commitments relating to any revolving credit facility have been fully drawn) would not exceed 4.0 to 1.0.

For purposes of determining compliance with Section 4.10 and this definition of Permitted Liens, in the event that a Lien meets the criteria of more than one of the categories described above in clauses (1) through (38) of this definition of “Permitted Liens,” the Parent will be permitted, in its sole discretion, (x) to classify such Lien on the date of Incurrence and may later reclassify such Lien in any manner (based on the circumstances existing at the time of any such reclassification), (y) may divide and later redivide the amount of such Lien among more than one of such clauses and (z) will only be required to include such Lien in one of any such clauses; provided that all Liens of the category described above in clause (1) of this definition of “Permitted Liens” shall be deemed to be Incurred pursuant to clause (1) of this definition of “Permitted Liens” and shall not later be reclassified and the amount of such Liens shall not be divided or later redivided among any other clause of this definition of “Permitted Liens.”

“Permitted Renewable Joint Venture Investments” means, without duplication, (i) any Investment in the Renewable Diesel Joint Venture or any other joint venture made pursuant to clause (23) of the definition of “Permitted Investment” and (ii) the amount of any unreimbursed payments made pursuant to the Guarantee or the exercise of remedies under any Lien, in each case permitted under Section 4.08(b)(15).

“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“PPSA” means the Personal Property Security Act (Ontario), as in effect from time to time.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and a line of credit, which may be irrevocable, from the Parent or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Parent or any of its Restricted Subsidiaries pursuant to which the Parent or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Parent or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Parent or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets (including contract rights, deposit accounts and securities accounts) which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations, receivables financings or sale facilities involving Receivables.

“Rating Agencies” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency selected by the Parent (as certified by a resolution of its Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control, (b) the date of public notice of the occurrence of a Change of Control or (c) the first public notice of the intention by the Parent to effect a Change of Control and (ii) ends 90 days following the consummation of such Change of Control; provided that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within rating categories as well as between categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by both Rating Agencies if each such Rating Agency shall have put forth a statement or publicly confirmed that such downgrade or withdrawal is attributable in whole or in part to the applicable Change of Control and (y) the Notes do not have an Investment Grade Rating from either Rating Agency.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Parent or any Restricted Subsidiary makes an Investment and to which the Parent or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Parent (as provided in this definition) as a Receivables Entity:

(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(A)    is guaranteed by the Parent or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B)    is recourse to or obligates the Parent or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(C)    subjects any property or asset of the Parent or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)    with which neither the Parent nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)    to which neither the Parent nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Parent shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off- balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Record Date” for the interest or Additional Amounts, if any, payable on any applicable Interest Payment Date means May 1 or November 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Reference German Bund Dealer” means, with respect to any redemption date, (a) BNP Paribas, Merrill Lynch International and Citigroup Global Markets Inc. (or their respective affiliates which are Subject Dealers (as defined below)); provided, however, that if any of the foregoing shall cease to be a dealer of German Bundesanleihe securities (a “Subject Dealer”), the Parent will substitute therefor another Subject Dealer and (b) any other Subject Dealer(s) selected by the Parent.

“Reference German Bund Dealer Quotation” means, with respect to each Reference German Bund Dealer and any redemption date, the average, as determined by the Parent, of the bid and ask prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Parent by such Reference German Bund Dealer at 3:30 p.m. (Frankfurt, Germany time) on the third business day preceding such redemption date or, in the case of a redemption in connection with a satisfaction and discharge or defeasance, on the third business day preceding the deposit of funds with the Trustee in accordance with Section 3.05. As used in the preceding sentence, “business day” means any day (other than a Saturday or a Sunday) on which banking institutions in Frankfurt, Germany are not authorized or obligated by law or executive order to remain closed.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)    subject to exceptions customary for bridge financings (to the extent convertible on customary terms into a permanent instrument otherwise meeting the conditions of this clause (1)), (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)    subject to exceptions customary for bridge financings (to the extent convertible on customary terms into a permanent instrument otherwise meeting the conditions of this clause (2)),the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)    such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums (including tender premiums, make-whole amounts and consent fees) and fees and expenses Incurred in connection with such refinancing (including in respect of any committed or undrawn amounts)); and

(4)    if the Indebtedness being refinanced is subordinated in right of payment to the Notes or a Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced.

“Related Business” means any business which is the same as or related, ancillary or complementary to, or a reasonable extension or expansion of, any of the businesses of the Parent and its Restricted Subsidiaries on the Issue Date, including, for the avoidance of doubt, the Renewable Diesel Joint Venture.

“Related Business Assets” means any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used or useful by the Parent or a Restricted Subsidiary in a Related Business or capital expenditures relating thereto.

“Renewable Diesel Joint Venture” means one or more joint ventures formed in connection with the building and/or operation of one or more renewable diesel facilities at various sites in the United States, including any Subsidiary thereof and any Subsidiary that is a holding company through which the Parent or its Subsidiary holds its interests in such joint ventures and, in the case of an Unrestricted Subsidiary, has no other material assets or operations unrelated to such joint ventures.

“Renewable Diesel Joint Venture Indebtedness” means any Indebtedness specified in Section 4.08(b)(15); provided that the Renewable Diesel Joint Venture is not a Restricted Subsidiary of the Parent.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes Legend” means the legend set forth in Section 2.3(e)(i) of Appendix A to this Indenture and identified in such Section as the “Restricted Notes Legend.”

“Restricted Subsidiary” means any Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Rothsay Acquisition” means the acquisition by the Parent of the Rothsay business pursuant to the Rothsay Acquisition Agreement.

“Rothsay Acquisition Agreement” means the Acquisition Agreement, dated as of August 23, 2013, between Maple Leaf Foods Inc. and the Parent.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Parent or a Restricted Subsidiary transfers such property to a Person (other than the Parent or any of its Restricted Subsidiaries) and the Parent or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means Total Indebtedness of the Parent and any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) Secured Indebtedness of the Parent and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) minus (i) all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters or credit, banker’s acceptances or similar instruments outstanding as of the balance sheet date and (ii) any such obligations described in clause (1)(i) which have been drawn and reimbursed within three Business Days to (2) Consolidated EBITDA of the Parent and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date. The Secured Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Coverage Ratio” including for acquisitions (other than as set forth in the proviso to clause (1) thereof); provided, however, that solely for purposes of clause (38) of “Permitted Liens,” (x) such pro forma calculation shall not give effect to any Indebtedness being secured by Liens on such date of determination (but not in respect of any future calculation following such date) if the Indebtedness under the Indenture and the Notes or any Note Guarantee, as applicable, is equally and ratably secured with such Indebtedness in compliance with Section 4.10 or if such Liens are permitted to be Incurred, and are Incurred, pursuant to clauses (1) through (37) of the definition of

“Permitted Liens” and (y) such pro forma calculation shall not give effect to any repayment, repurchase, defeasance or other discharge of any Indebtedness to the extent secured by a Lien with the proceeds of Indebtedness secured on such date of determination (but not in respect of any future calculation following such date) by Liens on the basis that the Indebtedness under the Indenture and the Notes or any Note Guarantee, as applicable, is being equally and ratably secured with such Indebtedness in compliance with Section 4.10 or by Liens that are permitted to be Incurred, and are Incurred, pursuant to clauses (1) through (37) of the definition of “Permitted Liens.”

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of January 6, 2014 among the Parent, J.P. Morgan Chase Bank, N.A., as Administrative Agent, and the lenders parties thereto from time to time, as amended and as the same may be amended, restated, amended and restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with this Indenture).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means credit enhancement or risk retention arrangements, representations, warranties, covenants and indemnities entered into by the Parent or any Restricted Subsidiary which are reasonably customary in Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Parent or any Restricted Subsidiary (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or any Note Guarantee pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Parent.

“Subsidiary Guarantor” means any Guarantor that is a Restricted Subsidiary of the Parent.

“Total Indebtedness” means, at the time of determination, the sum of the following determined for the Parent and the Restricted Subsidiaries on a consolidated basis (without duplication) in accordance with GAAP: (a) all obligations for borrowed money; plus (b) all Guarantees of obligations for borrowed money; plus (c) all Capitalized Lease Obligations and purchase money indebtedness; plus (d) all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters of credit, banker’s acceptances or similar instruments; minus obligations under any Qualified Receivables Transactions representing an aggregate principal amount of obligations of $150.0 million or less.

“Transfer Restricted Notes” means any Notes that bear or are required to bear the Restricted Notes Legend.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trustee” means Citibank, N.A., London Branch, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor trustee serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code, as in effect in the relevant jurisdiction from time to time.

“Unrestricted Subsidiary” means:

(1)     any Subsidiary of the Parent (other than the Issuer) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; provided, that each of the Insurance Company of Colorado, Inc., Darling Green Energy, LLC, Darling Insect Proteins LLC and each of their respective Subsidiaries shall be an Unrestricted Subsidiary of the Parent as of the Issue Date; provided, further, that if the Renewable Diesel Joint Venture is or becomes a Subsidiary of the Parent, the Renewable Diesel Joint Venture shall be an Unrestricted Subsidiary of the Parent notwithstanding that it fails to satisfy the criteria set forth below; and

(2)     any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Parent may designate any Subsidiary of the Parent (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein, but excluding the Issuer) to be an Unrestricted Subsidiary only if:

(1)     such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, any other Subsidiary of the Parent which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)     all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Indebtedness to which the lender has no recourse to any of the assets of the Parent or any Restricted Subsidiary;

(3)     such designation and the Investment of the Parent in such Subsidiary constitutes a Permitted Investment or complies with Section 4.07; and

(4)     such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Parent and its Subsidiaries.

Any such designation by the Board of Directors of the Parent shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary (other than the Renewable Diesel Joint Venture, but without limiting the application of the provisions described under Article 4 to the Renewable Diesel Joint Venture) would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation:

(1)     no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)     the Parent could Incur at least $1.00 of additional Indebtedness under Section 4.08(a) on a pro forma basis taking into account such designation or the Consolidated Coverage Ratio for the Parent and its Restricted Subsidiaries would be greater than or equal to such ratio for the Parent and its Restricted Subsidiaries immediately prior to such designation; and

(3) all Liens of such Unrestricted Subsidiary outstanding immediately following such designation as a Restricted Subsidiary would either (a) if Incurred at such time, have been permitted to be Incurred under Section 4.10, or (b) extend only to the assets or property of such Unrestricted Subsidiary that is being designated to be a Restricted Subsidiary that will become a Guarantor; provided, however, that, in the case of clause (b), such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such designation.

“U.S.” means the United States of America.

“Vion” means the VION Ingredients division of VION Holding N.V.

“Vion Acquisition” means the acquisition by the Parent of the Ingredients business of the VION Group pursuant to the Vion Acquisition Agreement.

“Vion Acquisition Agreement” means the Sale and Purchase Agreement, dated as of October 5, 2013, relating to the Ingredients business of the VION Group between VION Holding N.V. and the Parent.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Parent or another Wholly-Owned Subsidiary.

Section 1.02	Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.09(a)
“Acceptable Commitment Period”	4.09(a)
“Acquisition Agreement Date”	1.03(c)
“Additional Amounts”	4.15(a)
“Agent Members”	2.1(c) of Appendix A
“Applicable Procedures”	1.1(a) of Appendix A
“Asset Disposition Offer”	4.09(b)
“Asset Disposition Offer Amount”	4.09(c)
“Asset Disposition Offer Period”	3.09(b)
“Asset Disposition Purchase Date”	3.09(b)
“Authentication Order”	2.02(c)
“Authorized Agent”	12.08
“Change of Control Offer”	4.12(b)
“Change of Control Payment”	4.12(b)(1)
“Change of Control Payment Date”	4.12(b)(2)
“Change in Tax Law”	3.08(a)(2)
“Clearstream”	1.1(a) of Appendix A
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.14(a)
“cross acceleration”	6.01(a)(5)(B)
“Definitive Notes Legend”	2.3(e) of Appendix A
“delayed redemption date”	3.02(d)
“Event of Default”	6.01(a)
“Excess Proceeds”	4.09(b)
“Expiration Date”	1.04(j)
“Global Note”	2.1(b) of Appendix A
“Interest Deductibility Tax Event”	3.08(a)
“Legal Defeasance”	8.02(a)
“Note Register”	2.03(a)
“Pari Passu Notes”	4.09(b)
“Paying Agent”	2.03(a)
“Principal Paying Agent”	2.03(a)
“payment default”	6.01(a)(5)(A)
“QIB”	1.1(a) of Appendix A
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Relevant Tax Jurisdiction”	4.15(a)
“Restricted Payments”	4.07(a)
“Restricted Notes Legend”	2.3(e) of Appendix A
“Reversion Date”	4.14(b)
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Successor Guarantor”	5.01(b)(1)

Term	Defined in Section
“Successor Person”	5.01(a)(1)
“Suspended Covenants”	4.14(a)
“Suspension Period”	4.14(b)
“Tax Redemption Date”	3.08(a)
“Taxes”	4.15(a)
“Transfer Agent”	2.03(a)

Section 1.03	Rules of Construction.

(a)    Unless the context otherwise requires:

(1)    a term has the meaning assigned to it herein;

(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)    “or” is not exclusive;

(4)    words in the singular include the plural, and words in the plural include the singular;

(5)    unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(6)    “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts;

(7)    provisions apply to successive events and transactions;

(8)    unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(9)    the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(10)    “including” means including without limitation;

(11)    references to (a) sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time and (b) Moody’s Investors Services, Inc. or Standard & Poor’s Ratings Group, Inc. shall include any successor to such rating agency business; and

(12)    unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture.

(b)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness or Liens, the making of any Investment, Permitted

Investment or Restricted Payment or Asset Disposition or any other transaction, event or circumstance, or any determination made under any other provision of this Indenture (any of the foregoing, a “subject transaction”), the U.S. dollar-equivalent principal amount of a subject transaction denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date of such subject transaction (which, in the case of revolving credit Indebtedness, shall be deemed to be date first committed, and, in all other cases shall be deemed to be the date Incurred, made or entered into or the date of the occurrence of such transaction, event or circumstance or the applicable date of determination); provided that if such Indebtedness is Incurred (and, if applicable, any associated Lien is granted) to refinance or replace other Indebtedness denominated in a foreign currency, and such refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, any associated Lien) does not exceed the principal amount of such Indebtedness being refinanced or replaced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer may Incur pursuant to this covenant shall not be deemed to be exceeded (and no Default or Event of Default shall be deemed to have occurred) solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(c)    When calculating the availability under any basket or financial ratio (including the Consolidated Coverage Ratio, the Leverage Ratio, the Secured Leverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA, and the component definitions of any of the foregoing) under this Indenture in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Parent, be the date the definitive agreements for such Limited Condition Acquisition are entered into (any such date, the “Acquisition Agreement Date”) and such baskets or ratios shall be calculated on a pro forma basis consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio” after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including the making of any Restricted Payment and the Incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable reference period for purposes of determining the ability to consummate any such Limited Condition Acquisition (and not for purposes of any subsequent availability of any basket or ratio). For the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets or of the EBITDA or assets of the target company) subsequent to such Acquisition Agreement Date and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition and the related transactions are permitted under this Indenture and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided that if the Parent elects to have such determinations occur at the Acquisition Agreement Date, any such transactions (including any Restricted Payment and Incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the Acquisition Agreement Date and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the Acquisition Agreement Date and before the consummation of such Limited Condition Acquisition unless and until such Limited Condition Acquisition has been terminated or abandoned, as determined by the Parent, prior to the consummation thereof.

Section 1.04	Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Issuer and the Guarantors, if made in the manner provided in this Section 1.05.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)    The ownership of Notes shall be proved by the Note Register.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    The Issuer may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders, but the Issuer shall have no obligation to do so; provided that the Issuer may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) of this Section 1.05. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Issuer, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 12.01.

(f)    The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy referred to in Section 6.06(2). If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuer and to each Holder in the manner set forth in Section 12.01.

(g)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h)    Without limiting the generality of the foregoing, a Holder, including a Common Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Common Depositary, that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Common Depositary’s standing instructions and customary practices.

(i)    The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Common Depositary entitled under the procedures of such Common Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j)    With respect to any record date set pursuant to this Section 1.05, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 12.01, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.05, the party hereto which set such record date shall be deemed to have initially designated the 45th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

ARTICLE 2

THE NOTES

Section 2.01	Form and Dating; Terms.

(a)    Provisions relating to the Notes issued are set forth in Appendix A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

(b)    The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Disposition Offer as provided in Section 4.09 or a Change of Control Offer as provided in Section 4.12. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall rank pari passu with, and be consolidated with and form a single class with, the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the initial interest accrual date) as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.08 and provided, further, that if any Additional Notes are not fungible with the outstanding Notes for U.S. federal income tax purposes, such Additional Notes will have a separate Common Code and ISIN from the Initial Notes. Any Additional Notes may be issued under a supplemental indenture to this Indenture.

Section 2.02	Execution and Authentication.

(a)    A management board member A and a management board member B, or a duly appointed attorney, of the Issuer or, in case of Additional Notes, a person or persons authorized to represent the Issuer pursuant to its articles of association or other organizational documents, shall execute the Notes on behalf of the Issuer by manual, facsimile or other electronic (including “.pdf” or “.tif” format) signature. If any such person whose signature is on a Note no longer holds that office or is no longer authorized to represent the Issuer at the time a Note is authenticated, the Note shall nevertheless be valid.

(b)    A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c)    On the Issue Date, the Trustee shall, upon receipt of a written order of the Issuer signed by a management board member A and a management board member B, or a duly appointed attorney, of the Issuer (an “Authentication Order”; provided that an Authentication Order delivered in connection with the authentication of Additional Notes may be signed by a person or persons authorized to represent the Issuer pursuant to its articles of association or other organizational documents), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

(d)    The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03	Registrar and Paying Agent.

(a)    The Issuer shall maintain an office or agency outside of the United Kingdom where Notes may be presented for registration of transfer or for exchange (“Registrar,” one of which shall be designated as the “Principal Registrar”), at least one office or agency where Notes may be presented for payment (each, a “Paying Agent”), including in the City of London (the “Principal Paying Agent”), and shall appoint one or more transfer agents for the Notes (each, a “Transfer Agent”). The Principal Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents for the Notes. The term “Registrar” includes the Principal Registrar and any co-registrar, and the term “Paying Agent” includes the Principal Paying Agent and any additional paying agent. The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder; provided that, anything herein to the contrary notwithstanding, the Principal Registrar and each co-registrar, if any, must be outside of the United Kingdom. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee shall act as Paying Agent or Transfer Agent, as applicable, and, if applicable, shall appoint a Registrar reasonably acceptable to the Issuer, so long as such Registrar is outside the United Kingdom. The Issuer, the Parent or any of Parent’s Restricted Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

(b)    Citibank Europe plc shall be the initial Common Depositary with respect to the Notes. The Issuer initially appoints Citibank, N.A., London Branch to act as Principal Paying Agent and Transfer Agent and Citigroup Global Markets Deutschland AG to act as Principal Registrar for the Notes and each of Citibank, N.A., London Branch and Citigroup Global Markets Deutschland AG accepts such appointment.

(c)    The Issuer shall enter into an appropriate agency agreement with any Registrar, Transfer Agent or Paying Agent not a party to this Indenture, which, in the case of any such agreement with a Paying Agent, shall comply with the applicable provisions of Section 2.04.

(d)    In no event may the Issuer appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct taxes in connection with any payment made by it in relation to the Notes unless the Paying Agent would be so obliged if it were located in all other member states.

Section 2.04	Paying Agent to Hold Money.

The Issuer shall, no later than 12:00 noon (London time) on each due date for the payment of principal, premium, if any, Additional Amounts, if any, and interest on any of the Notes, deposit with a Paying Agent a sum in immediately available funds sufficient to pay such amount, such sum to be held for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. Subject to actual receipt of such funds as provided by this Section 2.04 by the Paying Agent, the Paying Agent shall make payments on the Notes to the Holders entitled thereto on such date and in accordance with the provisions of this Indenture and the Notes. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, Additional Amounts, if any, and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes. The Principal Paying Agent shall, solely in its capacity as a Paying Agent, hold all funds deposited with it hereunder as a banker subject to the terms of this Indenture and, as a result, such funds will not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money; it being understood, however, that so long as the Principal Paying Agent is also the Trustee, any funds deposited with or held by the Principal Paying Agent in its capacity as the Trustee, including, without limitation, under Articles 8 and 11, shall not be held as a banker. A Paying Agent, solely in its capacity as such, shall not be entitled to exercise any lien, right of set-off or similar claim against the Issuer or any Guarantor in respect of any funds deposited with it hereunder or combine or consolidate such funds with any other funds or accounts. For the avoidance of doubt, the immediately preceding sentence shall not affect the Trustee’s Lien right in Section 7.07(d) of this Indenture.

Section 2.05	Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders, together with the principal amount of Notes held by each such Holder and the aggregate principal amount of Notes outstanding. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06	Transfer and Exchange.

(a)    The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c)    No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange (other than pursuant to Section 2.07), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.09, 4.12 and 9.05).

(d)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e)    Neither the Issuer nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(f)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, Additional Amounts, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(g)    Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h)    At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(i)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic (including “.pdf” or “.tif” format) transmission.

Section 2.07	Replacement Notes.

If a mutilated Note is surrendered to the Trustee or any Registrar or Transfer Agent or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee, any Registrar or Transfer Agent or the Issuer, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee, any such Registrar or Transfer Agent and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for the expenses of the Issuer and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08	Outstanding Notes.

(a)    The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided that Notes held by the Issuer or a Subsidiary of the Issuer will not be deemed to be outstanding for purposes of Section 3.07(b).

(b)    If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c)    If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d)    If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09	Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10	Temporary Notes.

Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11	Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent and any Transfer Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent or any Transfer Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act, if applicable). Certification of the destruction of all cancelled Notes shall, upon the written request of the Issuer, be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12	Defaulted Interest.

(a)    If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special record date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail, or cause to be mailed to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b)    Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13	Common Codes and ISIN Numbers

The Issuer in issuing the Notes may use Common Codes and ISIN numbers (if then generally in use) and, if so, the Trustee and the Agents shall use Common Codes and ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee and the Agents in writing of any change in the Common Codes or ISIN numbers.

Section 2.14	Currency.

Euro is the sole currency of account and payment for all sums payable by the Issuer under or in connection with the Notes, including damages. Any amount received or recovered in a currency other than euro, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuer will only constitute a discharge to the Issuer to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that euro amount is less than the euro amount expressed to be due to the recipient or the Trustee under any Note, the Issuer will indemnify them against any loss sustained by such recipient as a result. In any event, the Issuer will indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 2.14, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner reasonably satisfactory to the Issuer (indicating the sources of information used and including a certification, receipt or account statement from the financial institution or foreign exchange agent effecting such currency exchange indicating the financial terms of such currency exchange) the loss it Incurred in making any such purchase. To the fullest extent permitted by applicable law, these indemnities constitute a separate and independent obligation from the Issuer’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.

Section 2.15	Agents.

(a)    The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint. The Agents shall only be obliged to perform the duties set out in this Indenture and shall have no implied duties.

(b)    The Agents shall act solely as agents of the Issuer and shall not be agents of the Holders.

(c)    Anything in this Indenture to the contrary notwithstanding, so long as the Notes are in the form of Global Notes, any obligation the Trustee or the Agents may have to publish a notice to Holders on behalf of the Issuer shall be met upon delivery of the notice to the relevant clearing system.

(d)    Upon the written request of any Agent, the Issuer shall provide to such Agent a certified list of the Issuer’s authorized signatories.

ARTICLE 3

REDEMPTION

Section 3.01	Notices to Trustee.

If the Issuer elects to redeem the Notes pursuant to Section 3.07 or 3.08, it shall furnish to the Trustee, at least two Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (1) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price, if then ascertainable. If any such redemption is, in the Issuer’s sole discretion, made subject to the satisfaction of one or more conditions precedent, such Officers’ Certificate shall certify the conditions that such redemption is subject to.

Section 3.02	Selection of Notes to Be Redeemed or Purchased.

(a)    If less than all of the Notes are to be redeemed pursuant to Section 3.07 at any time, the Registrar shall select the Notes to be redeemed or purchased in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Registrar by the Issuer, and in compliance with the requirements of Euroclear or Clearstream, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through Euroclear or Clearstream or Euroclear or Clearstream prescribe no method of selection, on a pro rata basis or by use of a pool factor; provided, however, that Notes and beneficial interests therein shall be redeemed only in integral multiples of €1,000 and the remaining principal amount of any Note or beneficial interest therein redeemed shall be €100,000 or an integral multiple of €1,000 in excess thereof. The Registrar shall not be liable for any selections made by it in accordance with this Section 3.02.

(b)    The Registrar shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of €100,000 or whole multiples of €1,000 in excess thereof; no Notes of €100,000 or less shall be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not €100,000 or a multiple of €1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

(c)    After the redemption date, upon surrender of a Note to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same Indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption).

(d)    Any redemption of the Notes may, in the Issuer’s sole discretion, be subject to the satisfaction of one or more conditions precedent, which shall be described in the related notice of redemption to holders of Notes, which conditions may include, without limitation, completion of one or more Equity Offerings or other securities offerings or other financings, transactions or events. If such redemption is subject to satisfaction of one or more conditions precedent, such notice to holders of Notes may (at the option of the Issuer) include a statement to the effect that the redemption date may be delayed, on one or more occasions and in the Issuer’s sole discretion, either (at the Issuer’s option) to a date specified by the Issuer in such notice or in a subsequent notice to such holders (subject, if the Issuer shall so elect, to satisfaction of any or all such conditions or the Issuer’s written waiver of any such conditions that are not satisfied) or until such time as any or all of such conditions have been satisfied or waived by the Issuer in writing, and that, if any such conditions shall not have been satisfied as and when required (as determined by the Issuer in its sole discretion and taking into account any election by the Issuer to delay such redemption date), then (unless the Issuer shall have waived in writing any such conditions that are not satisfied), the Issuer shall have no obligation to redeem the Notes called for redemption on such redemption date (as the same may have been delayed by the Issuer) and may cancel such proposed redemption and rescind any notice of such redemption. In order to delay any redemption date (or to further delay any delayed redemption date (as defined below)), the Issuer shall provide written notice to the Trustee, at least two Business Days before such redemption date (or such delayed redemption date, as the case may be), to the effect that the Issuer has elected to delay such redemption date (or such delayed redemption date, as the case may be) and specifying the new redemption date (a “delayed redemption date”) (which may, at the Issuer’s option, be specified as the date on which any or all conditions to such redemption are satisfied (as determined by the Issuer in its sole discretion) or waived by the Issuer), and the Trustee shall provide such notice to each holder of the Notes that were to be redeemed in the same manner in which the notice of redemption was given. The Issuer may delay any redemption date on one or more occasions.

(e)    If all conditions precedent (if any) to any redemption of the Notes shall not have been satisfied as and when required (as determined by the Issuer in its sole discretion and taking into account any election by the Issuer to delay such redemption date) or waived by the Issuer in writing and the Issuer has not elected to delay (or further delay) the applicable redemption date (or the applicable delayed redemption date, as the case may be), the Issuer shall provide written notice to the effect that the Issuer has elected to cancel such redemption to the Trustee prior to close of business two Business Days prior to such redemption date (or such delayed redemption date, as the case may be). Upon the Trustee’s receipt of such notice, the notice of such redemption shall be automatically rescinded and such redemption shall be automatically cancelled and the Issuer shall have no obligation to redeem the Notes called for redemption. Promptly after receipt of such notice, the Trustee shall provide such notice to each holder of the Notes that were to have been redeemed in the same manner in which the notice of redemption was given.

Section 3.03	Notice of Redemption.

(a)    Subject to Section 3.10, the Issuer shall mail, or cause to be mailed (or, in the case of Notes held in book-entry form, by electronic transmission or as otherwise required or permitted by Euroclear or Clearstream) notices of redemption of Notes at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed pursuant to this Article at such Holder’s registered address or otherwise in accordance with the procedures of the Common Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11.

(b)    The notice shall identify the Notes (including Common Code and ISIN number) to be redeemed and shall state:

(1)    the redemption date;

(2)    the redemption price if then ascertainable, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(a), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3)    if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4)    the name and address of the Paying Agent;

(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)    that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)    the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)    any conditions to such redemption as determined by the Issuer in its sole discretion, and, if such redemption is subject to conditions, the Issuer may at its option also include a statement to the effect that the redemption date may be delayed, on one or more occasions and in the Issuer’s sole discretion, either (at the Issuer’s option) to a date specified by the Issuer in such notice or in a subsequent notice to Holders (subject, if the Issuer shall so elect, to the satisfaction of any or all such conditions or the Issuer’s written waiver of any such conditions that are not satisfied) or until such time as any or all such conditions have been satisfied or waived by the Issuer in writing, and that, if any such condition shall not have been satisfied as and when required (as determined by the Issuer in its sole discretion and taking into account any election by the Issuer to delay such Redemption Date), then (unless the Issuer shall have waived in writing any such conditions that are not satisfied), the Issuer shall have no obligation to redeem the Notes called for redemption on such redemption date (as the same may have been delayed by the Issuer) and may cancel such proposed redemption and rescind such notice of redemption, or any other statement that the Issuer in its sole discretion may deem necessary or advisable concerning matters described in Sections 3.02(d) and (e) or to implement any provision of Sections 3.02(d) and (e).

(9)    that no representation is made as to the correctness or accuracy of the Common Code or ISIN number, if any, listed in such notice or printed on the Notes.

(c)    At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 and all conditions (if any) to such redemption are satisfied as and when required (as determined by the Issuer in its sole discretion and taking into account any election by the Issuer to delay the applicable redemption date as provided in Sections 3.02(d) and (e)) or the Issuer waives in writing any such conditions that are not satisfied, Notes called for redemption become irrevocably due and payable on the redemption date (or, if the Issuer has delayed such redemption date, the applicable delayed redemption date (as defined in Section 3.02(d)), as the case may be) at the redemption price. The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date (or delayed redemption date, as the case may be), interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05	Deposit of Redemption or Purchase Price.

(a)    No later than 12:00 noon (London time) on the redemption date (or delayed redemption date) or purchase date, the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the redemption date (or delayed redemption date) or purchase date. The Paying Agent shall promptly pay to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b)    If the Issuer complies with the provisions of Section 3.05(a), on and after the redemption date (or delayed redemption date) or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase, whether or not such Notes are presented for payment. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption date (or delayed redemption date) or purchase date shall be paid on the redemption date (or delayed redemption date) or purchase date to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption date (or delayed redemption date) or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption date (or delayed redemption date) or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06	Notes Redeemed or Purchased in Part.

Upon surrender and cancellation of a Note that is redeemed or purchased in part, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07	Optional Redemption.

(a)    At any time prior to May 15, 2021, the Issuer may redeem the Notes, in whole but not in part, upon not less than 10 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the procedures of the Common Depositary, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium plus accrued and unpaid interest, if any, to but excluding the redemption date and all Additional Amounts (if any) then due or which will become due on the applicable redemption date as a result of the redemption or otherwise, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the redemption date and Additional Amounts (if any) in respect thereof. Promptly after the determination thereof, the Issuer shall give the Trustee notice of the redemption price provided for in this Section 3.07(a), and the Trustee shall not be responsible for such calculation.

(b)    Prior to May 15, 2021, the Issuer may on any one or more occasions redeem up to 40% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) upon not less than 10 nor more than 60 days’ notice, with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 103.625% of the aggregate principal amount thereof, plus accrued and unpaid interest (which accrued and unpaid interest need not be funded with the Net Cash Proceeds of any such Equity Offering), if any, to, but excluding, the applicable redemption date and all Additional Amounts (if any) then due or which will become due on such redemption date as a result of the redemption or otherwise, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date and Additional Amounts (if any) in respect thereof; provided that (1) at least 50% of the sum of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of each such redemption; and (2) such redemption occurs within 120 days of the date of closing of each such Equity Offering.

(c)    The Issuer may also redeem a portion of the Notes pursuant to Section 4.12(h). Except pursuant to Section 3.07(a) or (b), 3.08 or 4.12(h), the Notes shall not be redeemable at the Issuer’s option prior to May 15, 2021.

(d)    On and after May 15, 2021, the Issuer may redeem the Notes, in whole or in part, upon notice pursuant to Section 3.03 at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth in this Section 3.07(d), plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date and all Additional Amounts (if any) then due or which will become due on the applicable redemption date as a result of the redemption or otherwise, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date and Additional Amounts (if any) in respect thereof, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Percentage
2021	101.8125%
2022	100.9063%
2023 and thereafter	100.0000%

(e)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(f)    The Issuer or its Affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise and at differing prices, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.08	Optional Tax Redemption.

(a)    The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), if (i) on the next date on which any amount would be payable in respect of the Notes, the Issuer or any Guarantor is or would be required to pay Additional Amounts, or (ii) the Issuer determines, in its reasonable opinion, that there is substantial risk that interest accruable or payable by the Issuer in respect of the Notes (or accruable or payable by an Affiliate of the Issuer on an intercompany loan of proceeds of the Notes by the Issuer to such Affiliate) is not or will not be, currently deductible, in whole or in part, by the Issuer, such Affiliate or any consolidated tax group that the Issuer or such Affiliate is a part, for tax purposes of the Netherlands (an “Interest Deductibility Tax Event”), in either case as a result of:

(1)	any change in, repeal of or amendment to, the laws (or any regulations, or rulings promulgated thereunder) of the applicable Relevant Tax affecting taxation; or

(2)	any change in, repeal of or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice) (each of the foregoing clauses (1) and (2), a “Change in Tax Law”), and in either case, the Issuer or such Guarantor cannot avoid any such requirement to pay Additional Amounts or Interest Deductibility Tax Event by taking reasonable measures available to it. Such Change in Tax Law must be publicly announced and become effective on or after the Issue Date (or if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the Issue Date, such later date). For the avoidance of doubt, implementation of the proposals in the Dutch government’s coalition agreement “Confidence for the Future” dated October 10, 2017 and policy letter on tackling tax avoidance and tax evasion of the Dutch State Secretary for Finance dated February 23, 2018 would constitute a Change in Tax Law.

(b)    The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which (i) in the case of a requirement to pay Additional Amounts, the Issuer or such Guarantor would be obligated to make such payment if a payment in respect of the Notes were then due, and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect or (ii) in the case of an Interest Deductibility Tax Event, the loss of such interest deductibility would occur. Prior to giving any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an Opinion of Counsel to the effect that there has been such change, amendment or other event which would entitle the Issuer to redeem the Notes hereunder. In addition, before the Issuer gives notice of redemption of the Notes as described above, it will deliver to the Trustee an Officers’ Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts or such Interest Deductibility Tax Event by taking reasonable measures available to it. The Trustee shall accept such Officers’ Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

(c)    Any redemption pursuant to this Section 3.08 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

Section 3.09	Mandatory Redemption.

Except as pursuant to Sections 3.10, 4.09 and 4.12, the Issuer will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.10	Offers to Repurchase by Application of Excess Proceeds.

(a)    In the event that, pursuant to Section 4.09, the Issuer (or a Guarantor) is required to commence an Asset Disposition Offer, the Issuer (or the applicable Guarantor) will follow the procedures specified in this Section 3.10.

(b)    The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than ten Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer (or the applicable Guarantor) will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to Section 4.09 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

(c)    If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Asset Disposition Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date and no additional interest will be payable on Notes tendered and purchased from Holders pursuant to the Asset Disposition Offer.

(d)    The Issuer (or the applicable Guarantor) shall commence an Asset Disposition Offer by mailing a notice (or, in the case of Global Notes, giving a notice in accordance with the procedures of Euroclear or Clearstream) to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The Asset Disposition Offer shall be made to all Holders and, if required, all holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1)    that the Asset Disposition Offer is being made pursuant to this Section 3.10 and Section 4.09 and the length of time the Asset Disposition Offer shall remain open;

(2)    the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date;

(3)    that any Note not properly tendered or accepted for payment shall continue to accrue interest;

(4)    that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest on and after the Asset Disposition Purchase Date;

(5)    that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in integral multiples of €1,000 only and that the unrepurchased portion of any Note must be at least €100,000;

(6)    that Holders electing to have a Note purchased pursuant to any Asset Disposition Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer or a Paying Agent selected by the Issuer for such Asset Disposition Offer at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Disposition Purchase Date;

(7)    that Holders shall be entitled to withdraw their election if the Issuer or the Paying Agent selected by the Issuer for such Asset Disposition Offer, as the case may be, receives at the address specified in the notice, not later than the expiration of the Asset Disposition Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;

(8)    that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Asset Disposition Offer Amount, then the Notes and such Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate principal amount of the Notes and such Pari Passu Indebtedness tendered and the selection of the Notes for purchase shall be made by the Trustee as provided in Section 4.09(b); and

(9)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same Indebtedness to the extent not repurchased.

(e)    On or before the Asset Disposition Purchase Date, the Issuer (or the applicable Guarantor) will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn; provided, that if following a repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately following such repurchase would be less than €100,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately following such repurchase is €100,000; provided, further, that if following a repurchase of a portion of a Pari Passu Note which by its terms or the terms of its governing agreement is issuable only in specified authorized denominations, the remaining principal amount of such Pari Passu Note outstanding immediately following such repurchase would be less than the minimum authorized denomination, then the portion of such Pari Passu Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately following such repurchase is such minimum authorized denomination. The Issuer will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this covenant and, in addition, the Issuer (or the applicable Guarantor) will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Issuer (or the applicable Guarantor) or the Paying Agent selected by the Issuer for such Asset Disposition Offer, as the case may be, will promptly (but in any case not later than ten Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes or Holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such Holder or lender, as the case may be, and accepted by the Issuer (or the applicable Guarantor) for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof. In addition, the Issuer (or the applicable Guarantor) will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer (or the applicable Guarantor) will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

(f)    The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.10 or Section 4.09, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

(g)    Other than as specifically provided in this Section 3.10 or Section 4.09, any purchase pursuant to this Section 3.10 shall be made pursuant to the applicable provisions of Sections 3.02(b), 3.05 and 3.06.

ARTICLE 4

COVENANTS

Section 4.01	Payment of Notes.

(a)    The Issuer will pay or cause to be paid the principal, premium, if any, Additional Amounts, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, Additional Amounts, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of 12:00 noon, London time, on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay the principal, premium, if any, Additional Amounts, if any, and interest then due.

(b)    The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02	Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar, any Transfer Agent or any co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and the Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby initially designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03	Reports and Other Information.

(a)    Notwithstanding that the Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Parent will file with the SEC, and make available to the Trustee and the Holders, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms. In the event that the Parent is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Parent will nevertheless make available such Exchange Act reports, documents and information to the Trustee and the Holders as if the Parent were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms.

(b)    If the Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries and the Consolidated EBITDA of the Unrestricted Subsidiaries taken together exceeds 5% of the Consolidated EBITDA of the Parent, then the quarterly and annual financial information required by Section 4.03(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section of the financial condition and results of operations of the Parent and its Restricted Subsidiaries. Notwithstanding the foregoing, the Parent shall comply with the separate financial information requirements for Guarantors and non-guarantor subsidiaries (including any Unrestricted Subsidiaries) contemplated by Rule 3-10 of Regulation S-X promulgated by the SEC.

(c)    In addition, the Issuer and the Guarantors agree that they will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this Section 4.03, the Issuer and the Guarantors will be deemed to have furnished the reports to the Trustee and the Holders as required by this Section 4.03 if the Parent has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

(d)    The Parent shall also make available copies of all reports required by this Section 4.03 at the offices of the Paying Agent in London or, to the extent and in the manner permitted by the rules of The International Stock Exchange, post such reports on the official website of The International Stock Exchange.

Section 4.04	Compliance Certificate.

(a)    The Parent shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Parent and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Parent, the Issuer and each Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Parent, the Issuer and each Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Parent, the Issuer and each Guarantor are taking or propose to take with respect thereto).

(b)    When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Parent or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Parent shall promptly (which shall be no more than ten Business Days after receiving written notice or a responsible officer becoming aware thereof) send to the Trustee written notice specifying such event, its status and what action the Parent is taking or proposes to take with respect thereto.

Section 4.05	Taxes.

The Parent shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not reasonably expected by the Parent to have a material adverse effect on the financial condition or results of operation of the Parent and its Subsidiaries taken as a whole.

Section 4.06	Stay, Extension and Usury Laws.

The Parent, the Issuer and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Parent, the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07	Limitation on Restricted Payments.

(a)    The Parent will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)    declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of the Parent’s or its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) except:

(A)    dividends or distributions payable in Capital Stock of the Parent (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Parent; and

(B)    dividends or distributions payable to the Parent or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock (other than Disqualified Stock) on a pro rata basis, taking into account the relative preferences, if any, of the various classes of Capital Stock in such Restricted Subsidiaries), including, for the avoidance of doubt, solely with respect to Subsidiaries organized in Germany, the entering into domination and profit and loss pooling agreements (Beherrschungs—und Ergebnisabführungsverträge) within the meaning of Section 291 of the German Stock Corporation Act (AktG) as well as the distribution of profits and the compensation for losses in connection therewith;

(2)    purchase, redeem, retire, defease or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Parent or any direct or indirect parent of the Parent held by Persons other than the Parent or a Restricted Subsidiary (other than in exchange for Capital Stock of the Parent or any direct or indirect parent of the Parent (other than Disqualified Stock));

(3)    make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, in each case, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (x) Indebtedness of the Parent owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Parent or any other Restricted Subsidiary permitted under Section 4.08(b)(3) or (y) the payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)    make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, payments, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Parent or such Restricted Subsidiary makes such Restricted Payment:

(A)	a Default shall have occurred and be continuing (or would result therefrom);

(B)	the Parent is not able to Incur $1.00 of additional Indebtedness pursuant to Section 4.08(a) after giving effect, on a pro forma basis, to such Restricted Payment; and

(C)	the aggregate amount of such Restricted Payment, together with all other Restricted Payments declared or made subsequent to December 29, 2013 (including Restricted Payments made pursuant to clauses (5), (6), and (12) of Section 4.07(b) but excluding Restricted Payments made pursuant to all other clauses of Section 4.07(b)) would exceed the sum of:

(i)    (A) $340.4 million plus (B) 50% of Consolidated Net Income for the period (treated as one accounting period) from December 29, 2013 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)    100% of the aggregate (A) Net Cash Proceeds and (B) the fair market value (as determined in good faith by the Parent) of Related Business Assets or Capital Stock (other than Disqualified Stock) of a Person that becomes a Restricted Subsidiary engaged in a Related Business, in each case received by the Parent from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to December 29, 2013 (in each case, other than an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), excluding in any event Excluded Contributions and Net Cash Proceeds received by the Parent from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under Section 3.07(b);

(iii)    the amount by which Indebtedness of the Parent or its Restricted Subsidiaries is reduced on the Parent’s balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to December 29, 2013 of any Indebtedness of the Parent or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Parent (less the amount of any cash, or the fair market value of any other property, distributed by the Parent upon such conversion or exchange);

(iv)    the amount equal to the net reduction in Restricted Investments made by the Parent or any of its Restricted Subsidiaries in any Person resulting from:

(A)	repurchases or redemptions or other acquisitions or retirements of such Restricted Investments by such Person, proceeds realized upon the sale or other disposition of such Restricted Investment to a Person (other than the Parent or a Restricted Subsidiary of the Parent), repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payment or other return on capital or Investment) by such Person to the Parent or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(B)	the (i) redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, (ii) merger or consolidation of Unrestricted Subsidiaries into the Parent or any of its Restricted Subsidiaries or (iii) transfer (other than by lease) of all or substantially all of the Unrestricted Subsidiaries’ assets to the Parent or any of its Restricted Subsidiaries after December 29, 2013 (valued in each case as provided in the definition of “Investment”);

which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments made after December 29, 2013; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

(v)    the amount of the cash and Cash Equivalents and the fair market value (as determined in good faith by the Parent) of property or assets or of marketable securities received by the Parent or any Restricted Subsidiary in connection with:

(A)	the sale or other disposition (other than to the Parent or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent or any Subsidiary of the Parent for the benefit of its employees to the extent funded by the Parent or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary of the Parent; or

(B)	any dividend or distribution made by an Unrestricted Subsidiary to the Parent or a Restricted Subsidiary;

provided, however, that no amount will be included under this clause (v) to the extent it is already included in Consolidated Net Income.

(b)    The provisions of Section 4.07(a) will not prohibit:

(1)    any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Issuer or any Guarantor made by exchange for, or out of the Net Cash Proceeds of (i) the substantially contemporaneous contribution to the common equity capital of the Parent or (ii) the substantially concurrent sale of Capital Stock of the Parent (or any direct or indirect parent company of the Parent to the extent contributed to the capital of the Parent) (other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (C)(ii) of Section 4.07(a);

(2)    (a) any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Issuer or any Guarantor that, in each case, is permitted to be Incurred pursuant to Section 4.08 and that, in each case, constitutes Refinancing Indebtedness and (b) any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of any Non-Guarantor Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of any Non-Guarantor Restricted Subsidiary that is permitted to be Incurred pursuant to Section 4.08 and that constitutes Refinancing Indebtedness;

(3)    any payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Parent or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Parent or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.08 and that in each case constitutes Refinancing Indebtedness;

(4)    so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations of the Parent or any Restricted Subsidiary from Net Available Cash to the extent permitted under Section 4.09;

(5)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration or the giving of the irrevocable notice, as applicable, if at the date of declaration or the giving of the irrevocable notice such payment would have complied with this Section 4.07;

(6)    so long as no Default or Event of Default has occurred and is continuing,

(A)    the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Parent or any Restricted Subsidiary or any direct or indirect parent of the Parent held by any future, present or former director, officer, member of management, employee or consultant of the Parent or any Subsidiary of the Parent or their assigns, estates, heirs, family members, spouses, former spouses, domestic partners or former domestic partners, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, were received for services related to, or for the benefit of, the Parent and its Restricted Subsidiaries; and provided further that such redemptions or repurchases pursuant to this clause will not exceed in the aggregate (x) $30.0 million plus (y) $10.0 million per fiscal year (with any unused amounts in any fiscal year being carried over), plus the amount of any capital contributions to the Parent as a result of sales of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Parent or any direct or indirect parent of the Parent to such persons (provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (C)(ii) of Section 4.07(a)); and

(B)    loans or advances to employees, officers or directors of the Parent or any Subsidiary of the Parent, the proceeds of which are used to purchase Capital Stock of the Parent, in an aggregate amount not to exceed $5.0 million outstanding at any one time (without giving effect to the forgiveness of any such loan);

(7)    so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Parent or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(8)    (a) repurchases of fractional shares of Capital Stock for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of whole shares of Capital Stock; and (b) repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options, warrants or other convertible securities if such Capital Stock represents (i) a portion of the exercise price thereof or (ii) withholding Incurred in connection with such exercise to pay for any taxes in connection therewith;

(9)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.12 or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.09; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(10)    the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than the Renewable Diesel Joint Venture or Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(11)    Restricted Payments that are made with Excluded Contributions;

(12)    so long as no Default has occurred and is continuing, (A) Restricted Payments if, after giving pro forma effect to any such Restricted Payment, the Leverage Ratio would not be greater than 4.50 to 1.00 and (b) other Restricted Payments in an amount not to exceed the greater of (x) $150.0 million and (y) 3.0% of Consolidated Total Assets; and

(13)    the payment of dividends, distributions or advances to any holding company that meets the requirements set forth in clause (1) of the definition of “Change of Control” to pay, without duplication, (a) (x) consolidated, combined or similar Federal, state and local income taxes payable by such holding company and directly attributable to the operations of the Parent and its Subsidiaries and (y) franchise or similar taxes of such holding company required to maintain such holding company’s corporate existence; provided that the amount of such dividends, distributions or advances paid in respect of this clause (a) shall not exceed (A) the excess, if any, of the amount of income tax that would be due with respect to a hypothetical consolidated, combined or similar Federal, state or local tax return that included only the Parent and its Subsidiaries over the income tax actually payable by the Parent and its Subsidiaries directly to taxing authorities plus (B) the actual amount of such franchise or similar taxes of such holding company required to maintain such holding company’s corporate existence, each as applicable; (b) fees and expenses (including legal, audit and tax (including franchise tax) expenses) required to maintain its corporate existence, and general corporate operating and overhead expenses of such holding company (including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of such holding company), in each case to the extent such fees and expenses are attributable to the ownership or operation of the Parent and its Subsidiaries and public company listing fees to a national securities exchange with respect to such holding company’s securities; and (c) fees and expenses, other than to Affiliates of the Parent, related to any unsuccessful equity offering of such holding company that has been undertaken to finance the Parent and its Subsidiaries.

(c)    For purposes of determining compliance with this Section 4.07 and the definition of Permitted Investment, in the event that a Restricted Payment or an Investment meets the criteria of more than one of the exceptions described in clauses (1) through (13) of Section 4.07(b) or meets the criteria of any of the clauses of the definition of “Permitted Investment” or is permitted pursuant to Section 4.07(a), the Parent, in its sole discretion, (x) will classify such Restricted Payment or Investment on the date of such Restricted Payment or Investment and may later reclassify the Restricted Payment or the Investment in any manner that complies with this Section 4.07 and the definition of Permitted Investment (based on circumstances existing at the time of reclassification), (y) may divide and later redivide the amount of a Restricted Payment or an Investment among more than one of such clauses or Section 4.07(a) and (z) will only be required to include such Restricted Payment or Investment in one of such clauses or Section 4.07(a).

(d)    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively in good faith by an Officer or the Board of Directors of the Parent.

Section 4.08	Limitation on Indebtedness.

(a)    The Parent will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Parent and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof and after giving effect thereto on a pro forma basis (including a pro forma application of the proceeds therefrom):

(1)    the Consolidated Coverage Ratio for the Parent and its Restricted Subsidiaries is at least 2.0 to 1.0; and

(2)    no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence; provided further that Non-Guarantor Restricted Subsidiaries may not Incur Indebtedness pursuant to this Section 4.08(a) if, after giving pro forma effect to such Incurrence (including a pro forma application of the proceeds therefrom), the aggregate principal amount of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries pursuant to this Section 4.08(a) and then outstanding would exceed the greater of (x) $300.0 million and (y) 6.0% of Consolidated Total Assets.

(b)    The provisions of Section 4.08(a) will not prohibit the Incurrence of the following Indebtedness:

(1)    Indebtedness of the Parent or any Restricted Subsidiary Incurred pursuant to a Credit Facility (including the issuance and creation of letters of credit, bank guarantees, bankers’ acceptances and similar instruments thereunder) in an aggregate principal amount up to (A) $1,500.0 million plus (B) the greater of (x) $1,000.0 million and (y) 20.0% of Consolidated Total Assets at any one time outstanding;

(2)    Guarantees by the Parent or any Restricted Subsidiary of Indebtedness Incurred in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, to the same extent as the Indebtedness being Guaranteed;

(3)    Indebtedness of the Parent owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Parent or any Restricted Subsidiary (other than a Receivables Entity); provided, however,

(a)	if the Issuer is the obligor on such Indebtedness and a Guarantor is not an obligee, such Indebtedness is subordinated in right of payment to the Notes (except (i) in respect of the intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Parent and its Restricted Subsidiaries or (ii) if not permitted by any applicable law or regulation or order of any relevant governmental authority);

(b)	if a Guarantor is the obligor on such Indebtedness and the Issuer or a Guarantor is not an obligee, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Guarantor (except (i) in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Parent and its Restricted Subsidiaries or (ii) if not permitted by any applicable law or regulation or order of any relevant governmental authority); and

(c)	(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Parent or a Restricted Subsidiary (other than a Receivables Entity) of the Parent and

(ii)     any sale or other transfer of any such Indebtedness to a Person other than the Parent or a Restricted Subsidiary (other than a Receivables Entity) of the Parent and other than in connection with any pledge of such Indebtedness constituting a Permitted Lien shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Parent or such Restricted Subsidiary, as the case may be.

(4)    Indebtedness represented by (a) the Notes issued on the Issue Date and the Note Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (8), (10), (11) and (14) of this Section 4.08(b)) outstanding on the Issue Date, and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) of Section 4.08(b) or Incurred pursuant to Section 4.08(a);

(5)     Indebtedness of the Parent or any Restricted Subsidiary (a) Incurred and outstanding on the date of any acquisition of any assets (including through the acquisition of a Person that becomes or is merged with and into the Parent or a Restricted Subsidiary) or secured by a Lien on any assets (including the assets of the Parent or any such Restricted Subsidiary) on or prior to the acquisition thereof and (b) Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions in connection with, or in contemplation of, any acquisition of any assets (including through the acquisition of a Person that becomes or is merged with and into the Parent or a Restricted Subsidiary) or secured by a Lien on any assets (including the assets of the Parent or any such Restricted Subsidiary) prior to the acquisition thereof; provided, however, that at the time of any such transaction in clauses (a) and (b) of this Section 4.08(b)(5), either (i) the Parent would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.08(a) after giving effect to the Incurrence of such Indebtedness pursuant to this Section 4.08(b)(5) or (ii) on a pro forma basis, the Consolidated Coverage Ratio for the Parent and its Restricted Subsidiaries would be greater than or equal to such ratio for the Parent and its Restricted Subsidiaries immediately prior to such transaction;

(6)    (a) Indebtedness of Non-Guarantor Restricted Subsidiaries not to exceed the greater of (x) $300.0 million and (y) 6.0% of Consolidated Total Assets at any time outstanding and (b) Indebtedness of a Non-Guarantor Restricted Subsidiary Incurred under short-term working capital facilities, lines of credit or overdraft facilities secured by such Non-Guarantor Restricted Subsidiary’s accounts receivable and/or inventory in an aggregate principal amount not to exceed 75% of the book value of such Non-Guarantor Restricted Subsidiary’s accounts receivable and inventory;

(7)    Indebtedness in connection with Qualified Receivables Transactions in an aggregate principal amount not to exceed $300.0 million at any time outstanding;

(8)    Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(9)     the Incurrence by the Parent or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments, in each case Incurred to finance all or any part of the purchase price or cost of design, construction, lease, installation, repair or improvement of assets or property (other than Capital Stock, except Capital Stock in a Person that becomes a Restricted Subsidiary), and Attributable Indebtedness, in an aggregate principal amount, including all Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (9), not to exceed the greater of (x) $100.0 million and (y) 2.0% of Consolidated Total Assets at any time outstanding;

(10)     Indebtedness Incurred in respect of workers’ compensation claims, health, disability or other employee benefits or unemployment and social security laws and regulations, property, casualty or liability insurance and premiums related thereto, self-insurance obligations, performance, customs, stay, appeal, tax (including VAT), surety and similar bonds, performance or completion guarantees and similar obligations provided by the Parent or a Restricted Subsidiary in the ordinary course of business;

(11)     to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to the real property of the Parent or any Restricted Subsidiary;

(12)     to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(13)     Indebtedness arising from agreements of the Parent or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with an Investment or the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

(14)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished or reimbursed within five Business Days of Incurrence;

(15)    Indebtedness in the form of (a) Guarantees of Indebtedness of the Renewable Diesel Joint Venture or other joint ventures; provided that the aggregate principal amount of the Indebtedness so guaranteed pursuant to such Guarantees shall not exceed the greater of (x) $400.0 million and (y) 8.0% of Consolidated Total Assets at any time outstanding, (b) Guarantees of the obligation to make an Investment in the Renewable Diesel Joint Venture or other joint venture which Investment is otherwise permitted to be made under the definition of “Permitted Investments” or under Section 4.07, (c) Liens on the Capital Stock of the Renewable Diesel Joint Venture or other joint ventures consisting of a Permitted Renewable Joint Venture Investment or any other Investment permitted to be made under the definition of “Permitted Investments” or under Section 4.07 in favor of the holder of any Indebtedness of the Renewable Diesel Joint Venture or any other joint venture and/or the Guarantee set forth in the foregoing clause (15)(a) and (d) Liens on cash and Cash Equivalents to secure (x) obligations to make an Investment in the Renewable Diesel Joint Venture or any other joint venture permitted under the definition of “Permitted Investments” or under Section 4.07, or (y) a letter of credit posted to secure obligations set forth in the foregoing clause (15)(d)(x);

(16)     to the extent constituting Indebtedness, (a) obligations under any take-or-pay obligations contained in supply and similar arrangements and Incurred in the ordinary course of business, (b) Indebtedness consisting of the financing of insurance premiums, and (c) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(17)     all obligations of the Parent or any Restricted Subsidiary for the reimbursement of any obligor on any letter of credit, banker’s acceptance, bank guarantee, surety bond or similar credit transaction (including any such obligations supported by any letter of credit, banker’s acceptance, bank guarantee or similar instruments); provided that if at any time after the issuance of such letter of credit, banker’s acceptance, bank guarantee, surety bond or other similar credit transaction there is a drawing thereunder, such drawing must be reimbursed within 30 days;

(18)     to the extent constituting Indebtedness, deferred compensation payable to directors, officers, members of management, employees or consultants of the Parent or any Restricted Subsidiary;

(19)     Indebtedness in respect of repurchase agreements constituting Cash Equivalents;

(20)     Indebtedness consisting of promissory notes issued by the Parent or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Parent or any of its Subsidiaries or their respective assigns, estates, heirs, family members, spouses, former spouses, domestic partners or former domestic partners to finance the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Parent or any Restricted Subsidiary or any direct or indirect parent of the Parent permitted under Section 4.07;

(21)     obligations, contingent or otherwise, for the payment of money under any non-compete, consulting or similar agreement entered into with the seller of a business or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted under this Indenture;

(22)     cash management obligations and Indebtedness Incurred by the Parent or any Restricted Subsidiary in respect of netting services, overdraft protections, commercial credit cards, stored value cards, purchasing cards and treasury management services, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate deposit network services, incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management and similar arrangements, in each case entered into in the ordinary course of business in connection with cash management, including cash management among the Parent and its Subsidiaries, and deposit accounts;

(23)     any liability or obligation arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Article 2:403 of the Dutch Civil Code, issued prior to the date of this Indenture or any joint and several liability (hoofdelijke aansprakelijkheid) under any fiscal unity for Dutch corporate income tax purposes;

(24)    Indebtedness of the type described in clause (7) of the definition of “Indebtedness” to the extent the related Lien is permitted under Section 4.10;

(25)     Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (25) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Parent from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Parent subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07 to the extent the Parent and its Restricted Subsidiaries Incur Indebtedness in reliance hereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause (25) to the extent the Parent or any of its Restricted Subsidiaries makes a Restricted Payment under Section 4.07 in reliance thereon; and

(26)    in addition to the items referred to in clauses (1) through (25) above, Indebtedness of the Parent and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (26) and then outstanding, will not exceed the greater of (x) $200.0 million and (y) 4.0% of Consolidated Total Assets at any time outstanding.

(c)    Neither the Issuer nor any Guarantor will Incur any Refinancing Indebtedness under Section 4.08(b)(4) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Issuer or such Guarantor unless such Indebtedness will be subordinated to the Notes or the Note Guarantee of such Guarantor to at least the same extent as such Subordinated Obligations. No Restricted Subsidiary (other than the Issuer, a Guarantor or a Foreign Subsidiary) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Issuer or a Guarantor.

(d)    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.08:

(1)     subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 4.08(a) and 4.08(b), the Parent, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify and redivide all or a portion of such item of Indebtedness among one or more of the types of Indebtedness described in Sections 4.08(a) and 4.08(b) in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of any such clauses;

(2)     all Indebtedness outstanding or Incurred prior to or on the Issue Date under the Senior Secured Credit Agreement shall be deemed Incurred under clause (1) of Section 4.08(b) and not Section 4.08(a) or clause (4)(b) of Section 4.08(b);

(3)     Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)     if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of Section 4.08(b) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)     the principal amount of any Disqualified Stock of the Parent or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)     Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(7)     the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount;

(8)     the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(9)     for purposes of Indebtedness Incurred under clause (3) of Section 4.08(b) that is required by such clause to be subordinated in right of payment to the Notes or a Note Guarantee, it is understood that payments may be made thereon unless an Event of Default has occurred and is continuing and the Notes have been accelerated in accordance with the provisions described under Article 6.

(e)    Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock, the payment of any premiums, fees, costs, expenses or charges and the reclassification of commitments or obligations due to a change in GAAP, in each case, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.08. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(f)    In addition, the Parent will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness (other than Renewable Diesel Joint Venture Indebtedness) or issue any shares of Disqualified Stock, unless such Incurrence of Indebtedness is otherwise permitted under the definition of “Unrestricted Subsidiary” and this Indenture. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.08, the Parent shall be in Default of this Section 4.08).

Section 4.09	Asset Sales.

(a)    The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)    the Parent or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Parent (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2)    at least 75% of the consideration (excluding any consideration by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) from such Asset Disposition received by the Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)    within 540 days of the later of the date of such Asset Disposition or the receipt of Net Available Cash from such Asset Disposition, an amount equal to 100% of the Net Available Cash from such Asset Disposition (or, if after giving pro forma effect to such Asset Disposition, the Secured Leverage Ratio would not be greater than 2.75 to 1.00, 50% of the Net Available Cash from such Asset Disposition) is applied by the Parent or such Restricted Subsidiary, as the case may be:

(A)    first, to the extent the Parent or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness) to prepay, repay or purchase Indebtedness of the Issuer (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of the Parent or a Restricted Subsidiary (other than any Disqualified Stock) (in each case other than Indebtedness owed to the Parent or an Affiliate of the Parent); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness (other than revolving Indebtedness) pursuant to this clause (A), the Parent or such Restricted Subsidiary will repay such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

(B)    second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Parent or such Restricted Subsidiary elects, to invest in Additional Assets;

provided that pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) above, the Parent and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; provided, further, that in the case of clause (B), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash so long as the Parent or a Restricted Subsidiary enters into such commitment within such 540-day period with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of the end of such 540-day period (an “Acceptable Commitment”) and such Net Available Cash is actually applied in such manner within such time period (such period, the “Acceptable Commitment Period”), and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, then such Net Available Cash shall constitute Excess Proceeds.

(b)    Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in Section 4.09(a) will be deemed to constitute “Excess Proceeds.” If the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer (or, if this provision would require repurchase of Guarantor Pari Passu Indebtedness, a Guarantor that is the issuer of such Guarantor Pari Passu Indebtedness) will be required to make an offer (“Asset Disposition Offer”) in accordance with Section 3.10 and this Section 4.09 to all Holders of Notes and, to the extent required by the terms of any Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness outstanding with similar provisions requiring the Issuer (or the applicable Guarantor) to make an offer to purchase such Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness with the proceeds from any Asset Disposition (collectively, “Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Notes, as applicable, and, in the case of the Notes, in integral multiples of €1,000. The Issuer shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing a notice to each of the Holders (or, in the case of Global Notes, otherwise giving a notice in accordance with the procedures of Euroclear and Clearstream) in accordance with Section 3.10, with a copy to the Trustee. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Notes and Pari Passu Notes shall be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes and the Trustee shall select the Notes (or portions thereof) to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes (subject in each of the foregoing cases to such adjustments as the Trustee or the Issuer (or the applicable Guarantor) may in their sole and absolute discretion deem necessary or appropriate so that the denominations in which Notes and Pari Passu Notes are repurchased, and the denominations of any Notes and Pari Passu Notes repurchased in part, are denominations authorized by this Indenture and, if applicable, the agreements governing the Pari Passu Notes, as the case may be). Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. Notwithstanding anything to the contrary in the foregoing, the Issuer (or the applicable Guarantor) may commence an Asset Disposition Offer prior to the expiration of 540 days after the occurrence of an Asset Disposition or the receipt of Net Available Cash from such Asset Disposition or with respect to Excess Proceeds of $50.0 million or less; provided that such Asset Disposition Offer complies with all applicable securities laws and regulations.

(c)    The Asset Disposition Offer will remain open for the Asset Disposition Offer Period. No later than the Asset Disposition Purchase Date, the Issuer (or the applicable Guarantor) will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this Section 4.09 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

(d)    For the purposes of Section 4.09, the following will be deemed to be cash:

(1)    the assumption by the transferee of Indebtedness of the Parent or Indebtedness of a Restricted Subsidiary (other than Subordinated Obligations or Disqualified Stock) and the release of the Parent or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Parent or such Restricted Subsidiary will, without further action, be deemed to have applied such deemed cash to repay Indebtedness in accordance with clause (3)(A) of Section 4.09(a));

(2)    securities, notes or other obligations received by the Parent or any Restricted Subsidiary from the transferee that are converted by the Parent or such Restricted Subsidiary into cash within 180 days following the closing of such Asset Disposition;

(3)    any Designated Noncash Consideration received by the Parent or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value (as determined in good faith by the Parent), taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (i) $75.0 million and (ii) 1.5% of Consolidated Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value)(in which case the Parent or such Restricted Subsidiary will, without further action, be deemed to have applied such deemed cash to acquire Additional Assets in accordance with (3)(B) of Section 4.09(a)); and

(4)     any Additional Assets received by Parent or any of its Restricted Subsidiaries in such Asset Disposition (in which case the Parent or such Restricted Subsidiary will, without further action, be deemed to have applied such deemed cash (in an amount equal to the fair market value, as determined in good faith by the Parent, of the Additional Assets so received) to acquire Additional Assets in accordance with clause (3)(B) of Section 4.09(a)).

Section 4.10	Limitation on Liens.

The Parent will not, and will not permit the Issuer or any of the Subsidiary Guarantors to, directly or indirectly, create or Incur any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of its Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such

Liens effective provision is made to secure the Indebtedness due under this Indenture and the Notes or, in respect of Liens on any Guarantor’s property or assets, any Note Guarantee of such Guarantor, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Section 4.11	Corporate Existence.

Subject to Article 5, the Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate or, if applicable, limited liability company existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries (including the Issuer), in accordance with the respective organizational documents (as the same may be amended from time to time) of the Parent or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Parent and its Restricted Subsidiaries (including the Issuer); provided that the Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries (other than the Issuer), if the Parent in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent and its Restricted Subsidiaries, taken as a whole.

Section 4.12	Offer to Repurchase Upon Change of Control Repurchase Event.

(a)    If a Change of Control Repurchase Event occurs, unless the Issuer has exercised its right to redeem all of the Notes pursuant to Sections 3.03, 3.07 or 3.08, each Holder will have the right to require the Issuer to repurchase all or any part (equal to an integral multiple of €1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b)    Within 30 days following any Change of Control Repurchase Event, unless the Issuer has exercised its right to redeem all of the Notes pursuant to Sections 3.03, 3.07 or 3.08, the Issuer will give written notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating:

(1)    that a Change of Control Repurchase Event has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the Change of Control Payment Date (the “Change of Control Payment”));

(2)    the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is first given (the “Change of Control Payment Date”);

(3)    if such notice is delivered in advance of the occurrence of a Change of Control Repurchase Event, that the Change of Control Offer is conditioned upon the occurrence of such Change of Control Repurchase Event;

(4)    that Notes must be tendered in multiples of €1,000, and any Note not properly tendered will remain outstanding and continue to accrue interest;

(5)    that, unless the Issuer defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(6)     that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7)     that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives at the address specified in the notice, not later than the close of business on the third Business Day preceding the Change of Control Payment Date a notice, a telegram, a facsimile transmission or a letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(8)    that if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to €100,000 or an integral multiple of €1,000 in excess thereof); and

(9)    the other instructions, as the procedures determined by the Issuer, consistent with this Section 4.12, that a Holder must follow in order to have its Notes repurchased.

The notice, if mailed or otherwise delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed or otherwise delivered in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(c)    On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes (in integral multiples of €1,000) properly tendered pursuant to the Change of Control Offer; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than €100,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is €100,000;

(2)    deposit with the Paying Agent selected by the Issuer for such Change of Control Offer an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3)    deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer in accordance with this Section 4.12.

(d)    A Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditioned upon the occurrence of such Change of Control Repurchase Event, provided that such Change of Control Offer complies with all applicable securities laws or regulations.

(e)    The Paying Agent selected by the Issuer for such Change of Control Offer will promptly mail or otherwise deliver to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of €100,000 or integral multiples of €1,000 in excess thereof.

(f)    If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date, if any, will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders on Notes tendered or purchased pursuant to the Change of Control Offer.

(g)    The Issuer will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.12 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer; or (ii) notice of redemption to redeem the Notes in full has been given pursuant to this Indenture as described in Sections 3.07 or 3.08, unless and until there is a default in the payment of the applicable redemption price.

(h)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as provided for in Section 4.12(d), purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. Any redemption pursuant to this Section 4.12(h) shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

(i)    The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations, in each case to the extent applicable in connection with the repurchase of Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue of the conflict.

(j)    If and so long as the Notes are listed on the Official List of The International Stock Exchange and the rules of the International Stock Exchange so require, the Issuer will file a notice relating to the Change of Control Offer as soon as reasonably practicable after the Change of Control Payment Date in accordance with the requirements of such rules. Such notice shall state the aggregate principal amount of Notes repurchased by the Issuer (or, if applicable, a third party) pursuant to the applicable Change of Control Offer and the aggregate principal amount of Notes outstanding after giving effect to such repurchase.

(k)    Other than as specifically provided in this Section 4.12, any purchase pursuant to this Section 4.12 shall be made pursuant to the provisions of Sections 3.02(b), 3.05 and 3.06.

Section 4.13	Additional Guarantees.

The Parent will cause each Restricted Subsidiary (other than the Issuer, any other Foreign Subsidiary or a Receivables Entity) created or acquired by the Parent, which, (a) if the Senior Secured Credit Agreement is outstanding, becomes a borrower under or Guarantees the Senior Secured Credit Agreement and (b) if the Senior Secured Credit Agreement is not outstanding, Incurs, individually or in the aggregate, Indebtedness (other than Renewable Diesel Joint Venture Indebtedness, Indebtedness owed to the Issuer or another Guarantor, or Indebtedness consisting solely of Guarantees of Indebtedness of a Foreign Subsidiary by a domestic Restricted Subsidiary whose sole assets are the Capital Stock of or other Investments in the Foreign Subsidiary whose Indebtedness is being guaranteed) in excess of $50.0 million, to execute and deliver to the Trustee within 20 Business Days a Note Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, Additional Amounts, if any, and interest on the Notes on a senior basis.

Section 4.14	Effectiveness of Covenants

(a)    Following the first day:

(1)    the Notes have an Investment Grade Rating from both of the Ratings Agencies; and

(2)    no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Covenant Suspension Event”), the Parent and its Restricted Subsidiaries will not be subject to the provisions of Sections 4.07, 4.08, 4.09 and 5.01(a)(3) (collectively, the “Suspended Covenants”).

(b)    If at any time the Notes’ credit rating is downgraded so that the Notes no longer have an Investment Grade Rating by any Rating Agency (such date, a “Reversion Date”), then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both of the Rating Agencies and no Default is then in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both Rating Agencies); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Parent or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Notes attain Investment Grade Rating and before any reinstatement of such Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the Suspended Covenants remained in effect during such period. The period of time between the occurrence of a Covenant Suspension Event and a Reversion Date is referred to as the “Suspension Period.”

(c)    During any Suspension Period, the Board of Directors of the Parent may not designate any of the Parent’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture unless, so long as the Senior Secured Credit Agreement is outstanding, such Subsidiary is also designated as an “unrestricted subsidiary” under the Senior Secured Credit Agreement.

(d)    On a Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.08(b)(4). Calculations made after a Reversion Date of the amounts available to be made as Restricted Payments under Section 4.07 will be calculated as though Section 4.07 had been in effect since the Issue Date and throughout any Suspension Period. Accordingly, Restricted Payments made during such Suspension Period will reduce the amount available to be made as Restricted Payments under clause (C) of Section 4.07(a). However, no Default or Event of Default will be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Parent or any of the Restricted Subsidiaries during the Suspension Period relating to any Suspended Covenant (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date). Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero.

(e)    As soon as reasonably practical following a Covenant Suspension Event or Reversion Date, the Parent shall provide to the Trustee an Officers’ Certificate setting forth the Suspended Covenants that have been affected upon such Covenant Suspension Event or Reversion Date, as the case may be.

Section 4.15	Additional Amounts.

(a)    All payments made under or with respect to the Notes or any Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other governmental charges of whatever nature, including any penalties, interest and other liabilities relating thereto (“Taxes”) imposed or levied by or on behalf of any government, or any political subdivision or any authority or agency therein or thereof, having power to tax of (i) any jurisdiction in which the Issuer (including any successor thereto under this Indenture) is then incorporated, organized or resident for tax purposes, (ii) any jurisdiction in which any Guarantor is then incorporated, organized or resident for tax purposes or (iii) any jurisdiction from or through which the payment is made by or on behalf of the Issuer or any Guarantor (including, without limitation, the jurisdiction of any Paying Agent) (each of (i), (ii) and (iii), a “Relevant Tax Jurisdiction”), unless the withholding or deduction of such Taxes is then required by law or by regulation or by government policy having the force of law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any Relevant Tax Jurisdiction will at any time be required by law or by regulation or by government policy having the force of law to be made from any payments made under or with respect to the Notes or any Note Guarantee, including, without limitation, payments of principal, redemption price, repurchase price, interest or premium, the Issuer or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including Additional Amounts) after such withholding or deduction will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)

any Taxes that would not have been imposed but for the Holder of a Note or the beneficial owner of a Note being a citizen or resident or national of, incorporated in or carrying on a business or maintaining a permanent establishment or physical presence, in the applicable Relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the applicable Relevant Tax Jurisdiction other than the mere acquisition, holding, enforcement or receipt of payment in respect of such Note or any Note Guarantee;

(2)	any Taxes that would not have been imposed but for the failure of the Holder of a Note or beneficial owner of a Note to provide timely and accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or an appropriate tax file number, or other number or exemption details or to make any valid and timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the applicable Relevant Tax Jurisdiction as a condition to any exemption from or reduction in all or part of such Taxes to which such Holder or beneficial owner is entitled;

(3)	any Note presented for payment (where Notes are in the form of Definitive Notes and presentation is required for payment) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(4)	any Note presented for payment by or on behalf of a Holder of Notes (where presentation is required) who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent;

(5)	any payment under or with respect to a Note made to any Holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(6)	any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(7)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or any Note Guarantee;

(8)	any withholding Taxes arising under or in connection with Sections 1471 through 1474 of the Code as of the Issue Date (or any amendment or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code; or

(9)	any combination of items (1) through (8) above.

(b)    In addition to the foregoing, the Issuer and the Guarantors will also promptly pay and indemnify any Holder for any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes or similar Taxes which are levied by any Relevant Tax Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, this Indenture or any Note Guarantee.

(c)    If the Issuer or any Guarantor, as the case may be, is or becomes obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Issuer or the relevant Guarantor, as the case may be, will deliver to the Trustee (with a copy to each Paying Agent other than the Trustee, if then serving as a Paying Agent) on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or the relevant Guarantor shall notify the Trustee (with a copy to each such Paying Agent) promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate shall also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Trustee and the Paying Agents shall be entitled to rely solely on such Officers’ Certificate as conclusive proof of the amount of such payments and that such payments are necessary. The Issuer or the relevant Guarantor will provide the Trustee with documentation evidencing the payment of Additional Amounts and the Trustee will make such documentation available to the Holders of the Notes upon request.

(d)    The Issuer or the relevant Guarantor will make or cause to be made all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. The Issuer or the relevant Guarantor will provide to the Trustee an official receipt (or a certified copy of the official receipt) evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor (as the case may be) will attach to each certified copy or other document a certificate stating the amount of such Taxes paid per €1,000 principal amount of the Notes then outstanding. Copies of those receipts or other documentation, as the case may be, will be made available by the Trustee to the Holders of the Notes upon request.

(e)    Unless otherwise expressly stated or the context otherwise requires, whenever in this Indenture or the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any Note or Note Guarantee (as the case may be), such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f)    The obligations of this Section 4.15 will survive termination, defeasance or discharge of this Indenture and any transfer by a Holder or beneficial owner of its Notes and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or any Guarantor is incorporated, organized or resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Note Guarantee) and any political subdivision, authority or agency thereof or therein.

ARTICLE 5

SUCCESSORS

Section 5.01	Merger, Consolidation or Sale of All or Substantially All Assets.

(a)    Neither the Parent nor the Issuer will consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its property and assets in one or more related transactions to, any Person, unless:

(1)    the resulting, surviving or transferee Person (the “Successor Person”) will be an entity (provided that, in the case the Successor Person to the Issuer is a limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia, there shall be a corporate co-issuer) organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia or, in the case of a Successor Person to the Issuer (other than the Parent), a member state of the European Union, the United Kingdom, Switzerland, Norway or Canada, and the Successor Person (if not the Parent or the Issuer, as applicable) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Parent or the Issuer under the Notes, the Note Guarantee and this Indenture, as applicable;

(2)    immediately after giving pro forma effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)    in the case of a Successor Person to the Parent, immediately after giving pro forma effect to such transaction and any related financing, as if such transactions had occurred at the beginning of the applicable four fiscal quarter period, the Successor Person to the Parent would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 4.08(a) or the Consolidated Coverage Ratio for the Successor Person to the Parent and its Restricted Subsidiaries would be greater than or equal to such ratio for the Parent and its Restricted Subsidiaries immediately prior to such transaction;

(4)    so long as the Parent (or the Successor Person to the Parent) is not also the Issuer (or a Successor Person to the Issuer), (a) in the case of a Successor Person to the Parent, such Successor Person shall own, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Issuer; and (b) in the case of a Successor Person to the Issuer, more than 50% of the voting power of the Voting Stock of such Successor Person shall be owned, directly or indirectly, by the Parent;

(5)     in the case of a Successor Person to the Issuer, each Guarantor (unless it is the other party to the transactions above) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Successor Person’s obligations in respect of this Indenture and the Notes; and

(6)    the Parent or the Successor Person (in the case of a Successor Person to the Parent) shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Parent, which properties and assets, if held by the Parent instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Parent on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Parent.

Notwithstanding Section 5.01(a)(3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Parent and (y) the Parent may merge with an Affiliate incorporated solely for the purpose of reincorporating the Parent in another jurisdiction to realize tax benefits, so long as the amount of Indebtedness of the Parent and its Restricted Subsidiaries is not increased thereby. If a Restricted Subsidiary merges into the Parent or the Issuer, the Parent or the Issuer, as the case may be, will not be required to comply with Sections 5.01(a)(5) and 5.01(a)(6).

(b)    The Parent will not permit any Subsidiary Guarantor to consolidate with, merge with or into any Person and will not permit the conveyance, transfer, lease or other dispositions of all or substantially all of the property or assets of any Subsidiary Guarantor in one or more related transactions to any Person, unless:

(1)    (a) if such entity shall remain a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be an entity organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia; (b) immediately after giving pro forma effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; (c) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and (d) the Parent shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; or

(2)    the transaction is made in compliance with the covenant described in Section 4.09 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

Notwithstanding the foregoing paragraphs (a) and (b), any Subsidiary Guarantor may merge with or into or transfer all or part of its properties and assets to another Guarantor or the Issuer. Notwithstanding the foregoing paragraphs (and solely for the avoidance of doubt), any Restricted Subsidiary that is not a Guarantor may (a) merge with or into or transfer all or substantially all of its properties and assets to the Parent, another Restricted Subsidiary, a Guarantor or the Issuer or (b) dissolve, liquidate or wind up its affairs or merge with or into the Parent, the Issuer, a Guarantor or another Restricted Subsidiary.

Section 5.02	Successor Entity Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Parent or the Issuer, as applicable, in accordance with Section 5.01, the Successor Person, formed by such consolidation or into or with which the Issuer, is merged or wound up or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, winding up, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Parent or the Issuer, as applicable, shall refer instead to the Successor Person and not to the Issuer or the Parent, as applicable), and may exercise every right and power of the Issuer or the Parent, as applicable, under this Indenture and under the Notes or the Note Guarantee, as applicable, with the same effect as if such Successor Person had been named as the Issuer or the Parent, as applicable, herein and the predecessor Person will be released from its obligations under this Indenture and all of its Obligations under the Notes or its Note Guarantee, as applicable, except that, in the case of a lease of all or substantially all its assets, the Parent will not be released from its obligations under its Note Guarantee.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

(a)    Each of the following is an Event of Default (an “Event of Default”):

(1)    default in any payment of interest or Additional Amounts, if any, on any Note when due, continued for 30 days;

(2)    default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)    failure by the Issuer or the Parent to comply with their obligations under Section 5.01;

(4)    failure by the Issuer or any Guarantor to comply for 60 days after written notice as provided below with any of its obligations under Article 4 or any of its other agreements contained in this Indenture (other than a failure by the Issuer or the Parent to comply with its obligations under Section 5.01, which constitutes an Event of Default under Section 6.01(a)(3));

(5)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Parent or any of its Restricted Subsidiaries), other than Indebtedness owed to the Parent or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A)    is caused by a failure to pay principal of, or premium, if any, on such Indebtedness when due and payable (after giving effect to any grace period provided in such Indebtedness) (“payment default”); or

(B)    relates to an obligation other than the obligation to pay principal of, or premium, if any, on such Indebtedness and results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default (after giving effect to any applicable notice or grace period provided in such Indebtedness (which notice has been given or grace period has expired)) or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(6)    (i) The Issuer, the Parent, a Significant Subsidiary or group of Restricted Subsidiaries of the Parent that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Parent:

(A)    commences voluntary proceedings to be adjudicated bankrupt or insolvent;

(B)    consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C)    consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D)    makes a general assignment for the benefit of its creditors; or

(E)    generally is not paying its debts as they become due;

or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)    is for relief against the Issuer, the Parent, any Significant Subsidiary or any group of Restricted Subsidiaries of the Parent that, taken together (as of the date of the most recent audited consolidated financial statements of the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Issuer, the Parent, such Significant Subsidiary or such group of Restricted Subsidiaries of the Parent that, taken together (as of the date of the latest audited consolidated financial statements of the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Parent, is to be adjudicated bankrupt or insolvent;

(B)    appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer, the Parent, any Significant Subsidiary or any group of Restricted Subsidiaries of the Parent that, taken together (as of the date of the latest audited consolidated financial statements of the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Parent, or for all or substantially all of the property of the Issuer, the Parent, any Significant Subsidiary or any group of Restricted Subsidiaries of the Parent that, taken together (as of the date of the latest audited consolidated financial statements of the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Parent; or

(C)    orders the liquidation, dissolution or winding up of the Issuer, the Parent, any Significant Subsidiary or any group of Restricted Subsidiaries of the Parent that, taken together (as of the date of the latest audited consolidated financial statements of the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Parent, and, in each case, except if a bankruptcy is declared (faillissement is uitgesproken) under the Dutch Bankruptcy Act, the order or decree remains unstayed and in effect for 60 consecutive days;

(7)    failure by the Issuer, the Parent, any Significant Subsidiary or group of Restricted Subsidiaries of the Parent that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Parent to pay final judgments aggregating in excess of $100.0 million (net of any amounts that an insurance company or indemnitor has not denied coverage), which judgments are not paid, discharged or stayed for a period of 60 days; or

(8)    the Note Guarantee of the Parent ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or the Parent denies in writing or disaffirms in writing its obligations under this Indenture or its Note Guarantee, other than by reason of the termination of this Indenture or the release of any such Note Guarantee in accordance with the terms of this Indenture; or

(9)    any Note Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries of the Parent that, taken together (as of the latest audited consolidated financial statements for the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Parent ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or group of Guarantors that are Subsidiaries of the Parent and that taken together (as of the latest audited consolidated financial statements of the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary of the Parent denies in writing or disaffirms in writing its obligations under this Indenture or its Note Guarantee, other than by reason of the termination of this Indenture or the release of any such Note Guarantee in accordance with the terms of this Indenture.

(b)    A default under clause (4) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Parent of the default and the Parent does not cure such default within the time specified in clauses (4) of Section 6.01(a) after receipt of such notice.

(c)    A default under clause (5) of Section 6.01(a) in respect of the Renewable Diesel Joint Venture Indebtedness will not constitute an Event of Default unless and until the Parent or any of its Restricted Subsidiaries fails to make payments in respect of any Guarantee relating to such Indebtedness in accordance with its terms; provided that the provisions of this sentence shall not apply to any other Indebtedness of the Parent or its Restricted Subsidiaries as to which a payment default or cross acceleration occurs as a result of a default in respect of the Renewable Diesel Joint Venture Indebtedness.

Section 6.02	Acceleration.

(a)    If an Event of Default (other than an Event of Default described in clause (6) of Section 6.01(a) in respect of the Issuer or the Parent) occurs and is continuing, the Trustee by written notice to the Parent, or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Parent and the Trustee, may, and the Trustee at the written request of such Holders shall, declare the principal of, premium, if any, Additional Amounts, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, Additional Amounts and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) under Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (5) of Section 6.01(a) shall be remedied or cured by the Parent or a Restricted Subsidiary or waived by the Holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, Additional Amounts or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(b)    If an Event of Default described in clause (6) of Section 6.01(a) occurs and is continuing in respect of the Issuer or the Parent, the principal of, premium, if any, Additional Amounts, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c)    The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium, if any, Additional Amounts, if any, or interest of any Note held by a non-consenting holder) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, Additional Amounts, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Section 6.03	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, Additional Amounts, if any, or interest on the Notes when due or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04	Waiver of Past Defaults.

The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all Holders waive any existing Default and its consequences hereunder, except:

(1)    a continuing Default in the payment of the principal, premium, if any, Additional Amounts, if any, or interest on any Note held by a non-consenting Holder (including in connection with an Asset Disposition Offer or a Change of Control Offer); and

(2)    a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05	Control by Majority.

The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

Section 6.06	Limitation on Suits.

Subject to Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)    the Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)    such Holders have provided the Trustee with security or indemnity acceptable to the Trustee (acting reasonably) against any loss, liability or expense;

(4)    the Trustee has not complied with such request within 60 days after the receipt thereof and the provision of security or indemnity; and

(5)    the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07	Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with an Asset Disposition Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer and any other obligor on the Notes for the whole amount of principal, premium, if any, Additional Amounts, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09	Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10	Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11	Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12	Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13	Priorities.

If the Trustee or any Agent collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(1)    to the Trustee, the Agents, their agents and attorneys for amounts due under Section 7.07, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Agents and the costs and expenses of collection;

(2)    to Holders for amounts due and unpaid on the Notes for principal, premium, if any, Additional Amounts, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, Additional Amounts, if any, and interest, respectively; and

(3)    to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Issuer and to each Holder in the manner set forth in Section 12.01.

Section 6.14	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01	Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(1)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)    Subject to this Article 7, if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have provided to the Trustee indemnity or security satisfactory to the Trustee (acting reasonably) against any loss, liability or expense.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02	Rights of Trustee.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall Incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by a person or persons authorized to represent the Issuer pursuant to its articles of association or other organizational documents, or a duly appointed attorney of the Issuer, or a duly authorized officer or other authorized signatory of such Guarantor.

(f)    None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to Incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers unless the Trustee shall have received (at its request) security or indemnity satisfactory to it (acting reasonably) against such risk or liability.

(g)    The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(h)    In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder (including the Agents).

(j)    The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person or persons authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l)    The Trustee will be under no duty to monitor, inquire as to or ascertain compliance or disclose potential non-compliance with the covenants in this Indenture.

(m)    Notwithstanding anything herein contained to the contrary, the Trustee may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to the United States of America or any state or territory forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

Section 7.03	Individual Rights of Trustee.

The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee or such Agent. The Trustee is also subject to Section 7.10.

Section 7.04	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this

Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Section 7.05	Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder a notice of the Default within 90 days after it occurs. Except in the case of a Default specified in clauses (1) or (2) of Section 6.01(a), the Trustee may withhold from the Holders notice of any continuing Default if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06	[Reserved.]

Section 7.07	Compensation and Indemnity.

(a)    The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel; provided that in the case of legal fees and expenses, the Issuer’s reimbursement obligation shall be limited to the reasonable fees and expenses of one primary counsel to the Trustee. The Trustee shall provide the Issuer reasonable notice of any expenditure not in the ordinary course of business.

(b)    The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold each of the Trustee and any predecessor harmless against, any and all loss, damage, claims, liability or expense (limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one counsel (in addition to one local counsel) to the Trustee) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any Guarantor (including this Section 7.07)) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder except to the extent the Issuer has been materially prejudiced thereby. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of one primary counsel to the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

(c)    The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(d)    To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, Additional Amounts, if any, and interest on particular Notes.

(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08	Replacement of Trustee.

(a)    A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time by giving 30 days prior notice of such resignation to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1)    the Trustee fails to comply with Section 7.10;

(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)    a receiver or public officer takes charge of the Trustee or its property; or

(4)    the Trustee becomes incapable of acting as Trustee hereunder.

(b)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Issuer.

(c)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e)    A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

(f)    As used in this Section 7.08, the term “Trustee” shall also include each Agent.

Section 7.09	Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee, subject to Section 7.10.

Section 7.10	Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation, company, national banking association, trust corporation or other banking organization organized and doing business under the laws of England and Wales or the United States of America or of any state thereof that is entitled by the rules made under the United Kingdom’s Public Trustee Act of 1906 (or any successor thereto) to act as custodian or trustee or entitled by any other applicable laws or regulations of England and Wales or the United States of American or any state thereof to carry on a trust business.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02	Legal Defeasance and Discharge.

(a)    Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, the Parent and all Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer, the Parent and all Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02(a), and their Note Guarantees, as applicable, and to have satisfied all of their other obligations under such Notes, the Note Guarantees and this Indenture, including those of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1)    the rights of Holders to receive payments in respect of the principal, premium, if any, Additional Amounts, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(2)    the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)    the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)    this Section 8.02.

(b)    Following the Issuer’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default and the Note Guarantees in effect at such time shall terminate as provided in Section 10.06.

(c)    Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03	Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer, the Parent and all Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.05, 4.07, 4.08, 4.09, 4.10, 4.12, 4.13, 5.01(a)(3) and 9.07, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Issuer, the Parent and the other Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above and in the remainder of this paragraph below, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3) (but only with respect to Section 5.01(a)(3)), 6.01(a)(4) (but only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(5), 6.01(a)(6) (solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries of the Parent that, taken together (as of the date of the latest audited financial statements of the Parent and its Restricted Subsidiaries) would constitute a Significant Subsidiary of the Parent), 6.01(a)(7), 6.01(a)(8) and 6.01(a)(9), in each case shall not constitute Events of Default. Following the Issuer’s exercise of its Covenant Defeasance option, the Note Guarantees in effect at such time shall terminate as provided in Section 10.06.

Section 8.04	Conditions to Legal or Covenant Defeasance.

(a)    The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

(1)    the Issuer must irrevocably deposit in trust with the Trustee (or if at the time of deposit the Trustee is not permitted by applicable law to hold trust funds or determines in its sole discretion that holding trust funds would be impracticable, and in either case provides written notice to the Issuer and the Parent to that effect, a custodian or trustee designated by the Issuer pursuant to an Officers’ Certificate and reasonably acceptable to the Trustee) cash in euro or euro-denominated Government Obligations, or a combination thereof, for the payment of principal, premium, if any, Additional Amounts (but only to the extent such Additional Amounts are attributable to Taxes that are in effect on the date of such deposit), if any, and interest on the Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)    in the case of Legal Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary exceptions and exclusions,

(A)    the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(B)    since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary exceptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary exceptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Senior Secured Credit Agreement or any other material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar or simultaneous transaction and, in each case, the granting of Liens in connection therewith);

(6)    the Issuer has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer, any Guarantor or others;

(7)    the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary exceptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with (including setting forth calculations to confirm compliance with clause (1) above); and

(8)    the Issuer has delivered irrevocable instructions to the Trustee (or, if applicable, a custodian) to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (7) above).

Section 8.05	Deposited Money and euro-denominated Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

(a)    Subject to Section 8.06, all money and euro-denominated Government Obligations (including the proceeds thereof) deposited with the Trustee (or, if applicable, a custodian or another trustee) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee (or, if applicable, such custodian or other trustee), in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee (or, if applicable, such custodian or other trustee) may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, Additional Amounts, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b)    The Issuer shall pay and indemnify the Trustee (or, if applicable, such custodian or other trustee) against any tax, fee or other charge imposed on or assessed against the cash or euro-denominated Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c)    Anything in this Article 8 to the contrary notwithstanding, the Trustee (or, if applicable, such custodian or other trustee) shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or euro-denominated Government Obligations held by it as provided in Section 8.04 which, as provided in an Officers’ Certificate, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06	Repayment to the Issuer.

Subject to any applicable abandoned property law, any money deposited with the Trustee (or, if applicable, a custodian or another trustee) or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal, premium, if any, Additional Amounts, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, Additional Amounts, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07	Reinstatement.

If the Trustee (or, if applicable, a custodian or another trustee) or Paying Agent is unable to apply any euro or euro-denominated Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee (or, if applicable, such custodian or other trustee) or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer or any Guarantor makes any payment of principal, premium, if any, Additional Amounts, if any, or interest on any Note following the reinstatement of its obligations, the Issuer and such Guarantor shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders.

(a)    Notwithstanding Section 9.02, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Note Guarantees to:

(1)    cure any ambiguity, omission, defect or inconsistency;

(2)    provide for the assumption by a successor entity of the obligations of the Issuer or any Guarantor under this Indenture;

(3)    provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

(4)    provide for the issuance of Additional Notes;

(5)    add Guarantees with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(6)    secure the Notes or confirm and evidence the release, termination or discharge of any Note Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by, and made in accordance with, this Indenture;

(7)    add to the covenants of the Parent, the Issuer or any Guarantor for the benefit of the Holders or surrender any right or power conferred upon the Parent, the Issuer or any Guarantor;

(8)    provide for the appointment of a custodian or trustee to hold funds or securities deposited to effect defeasance, legal defeasance or discharge as described in Articles 8 and 11;

(9)    provide additional rights or benefits of the Holders of the Notes;

(10)    make any change that does not adversely affect, in any material respect, the rights of any Holder;

(11)    comply with any requirement of the SEC or of the Trust Indenture Act or any rules or regulations thereunder in connection with the qualification of this Indenture under the Trust Indenture Act (it being understood that the Issuer shall not be required to qualify this Indenture under the Trust Indenture Act);

(12)    provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or

(13)    conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees.

(b)    Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 12.02, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by this Section 9.01 and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c)    After an amendment or supplement under this Section 9.01 becomes effective, the Issuer is required to mail to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Section 9.02	With Consent of Holders.

(a)    Except as provided in Section 9.01, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and any Note Guarantees with the consent of the Holders of a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b)    Upon the request of the Issuer, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02(b) and Section 12.02, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture or sign any such waiver unless such amended or supplemental indenture or such waiver directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

(c)    The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(d)    After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. However, the failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

(e)    Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)    reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)    reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3)    reduce the principal of or extend the Stated Maturity of any Note;

(4)    reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described above under Section 3.07 or 3.08, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5)    waive or modify the Issuer’s obligation to make an offer to repurchase the Notes, or reduce the premium payable upon the repurchase of any Note or change the time at which any Note may be repurchased as described above under Section 4.12, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise unless such amendment, waiver or modification shall be in effect prior to the occurrence of a Change of Control Repurchase Event;

(6)    make any Note payable in money other than that stated in the Note;

(7)    impair the right of any Holder to receive payment of principal, premium, if any, Additional Amounts, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes (any such right to receive payment shall be considered impaired for purposes of this clause (7) only when the terms of this Indenture or the Notes are amended to reduce the specified principal amount, percentage or amount of premium, Additional Amounts or interest rate or to extend the due dates for any such payment; any such right to institute suit to enforce payment of any payment shall be considered impaired for the purpose of this clause (7) only when this Indenture contains (or is amended to contain) provisions preventing the Holder from commencing an action at law or in equity to enforce payment; and this clause (7) shall not be construed as requiring the consent of holders to any amendment or to any action, including an action undertaken by the Parent, the Issuer or any Guarantor, except as specifically provided in this clause (7));

(8)    make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(9)    modify the Note Guarantees in any manner adverse to the Holders of the Notes.

Section 9.03	Compliance with Trust Indenture Act.

If this Indenture is qualified under the Trust Indenture Act, every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04	Revocation and Effect of Consents.

(a)    Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b)    The Issuer may, but shall not be obligated to, fix a record date pursuant to Section 1.05 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.05	Notation on or Exchange of Notes.

(a)    The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)    Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06	Trustee Entitled to Receive Documents.

In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.02, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including, if applicable, Section 9.03).

ARTICLE 10

GUARANTEES

Section 10.01	Guarantee.

(a)    Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (1) the principal, premium, if any, Additional Amounts, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment by the Issuer when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)    The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.06.

(c)    Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (limited, in the case of legal fees and expenses, to the fees and expenses of one primary counsel to each of the Trustee and the Holders of the Notes, taken as a whole, and, in the case of an actual or perceived conflict of interest, to the fees and expenses of one additional counsel to each group of similarly situated Holders of Notes, taken as a whole) reasonably incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d)    If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)    Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f)    Unless and until released in accordance with Section 10.06, each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g)    In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)    Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02	Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Senior Secured Credit Agreement) that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03	Execution and Delivery.

(a)    To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture or a supplemental indenture hereto in substantially the form of Exhibit B hereto, as the case may be, shall be executed on behalf of such Guarantor by an officer or other authorized signatory of the Guarantor.

(b)    Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c)    If an officer or other authorized signatory of any Guarantor whose signature is on this Indenture no longer holds that office or is no longer an authorized signatory at the time the Trustee authenticates the Note, the Note Guarantee of such Guarantor shall be valid nevertheless.

(d)    The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e)    If required by Section 4.15, the Parent shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

Section 10.04	Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05	Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06	Release of Note Guarantees.

(a)    A Note Guarantee by a Guarantor shall be unconditionally released and discharged and such Guarantor shall be released from its obligations under this Indenture and its Note Guarantee:

(1)    in the case of a Note Guarantee by a Subsidiary Guarantor, in the event Capital Stock of such Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation or otherwise) such that after such sale or disposition such Subsidiary Guarantor is no longer a Restricted Subsidiary, or a Subsidiary Guarantor conveys, transfers, leases or otherwise disposes of all or substantially all of its properties or assets, if (x) such sale or other disposition is made in compliance with this Indenture, including, if applicable, Section 4.09 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with Section 4.09 needs to be applied in accordance therewith at such time) and Article 5 and (y)(i) if the Senior Secured Credit Agreement is outstanding, such Guarantor is also released from its liability as a borrower or its Guarantee granted in connection with the Senior Secured Credit Agreement and (ii) if the Senior Secured Credit Agreement is not outstanding, all the obligations of such Guarantor under any agreements relating to any other Indebtedness of the Parent or its Restricted Subsidiaries with an aggregate amount in excess of $50.0 million (other than Renewable Diesel Joint Venture Indebtedness, Indebtedness owed to the Issuer or another Guarantor, or Indebtedness consisting solely of guarantees of Indebtedness of a Foreign Subsidiary by a domestic Restricted Subsidiary whose sole assets are the Capital Stock of or other Investments in the Foreign Subsidiary whose Indebtedness is being guaranteed) terminate upon consummation of such transaction;

(2)    in the case of a Note Guarantee by a Subsidiary Guarantor, (a) if the Senior Secured Credit Agreement is outstanding, upon the release or discharge of such Guarantor from its liability as a borrower or its Guarantee of Indebtedness under the Senior Secured Credit Agreement (including, by reason of the termination of the Senior Secured Credit Agreement) and (b) if the Senior Secured Credit Agreement is not outstanding, upon the release or discharge of such Guarantor from its obligations in respect of any other Indebtedness that resulted in the obligation of such Guarantor to Guarantee the Notes if the aggregate amount of such other Indebtedness (other than Renewable Diesel Joint Venture Indebtedness, Indebtedness owed to the Issuer or another Guarantor, or Indebtedness consisting solely of guarantees of Indebtedness of a Foreign Subsidiary by a domestic Restricted Subsidiary whose sole assets are the Capital Stock of or other Investments in the Foreign Subsidiary whose Indebtedness is being guaranteed) is not in excess of $50.0 million following such release; provided that, in each case, such Guarantor would not then otherwise be required to Guarantee the Notes pursuant to this Indenture, and, in each case, except a release or discharge by or as a result of payment under such Guarantee under the Senior Secured Credit Agreement or such other Indebtedness, as applicable (it being understood that a release subject to contingent reinstatement shall constitute a release).

(3)    in the case of a Note Guarantee by a Subsidiary Guarantor, upon the proper designation by Parent in accordance with this Indenture of such Guarantor as an Unrestricted Subsidiary;

(4)    in the case of a Note Guarantee by a Subsidiary Guarantor, upon such Subsidiary Guarantor becoming a Foreign Subsidiary or being designated as a Receivables Entity, in each case in accordance with this Indenture; or

(5)    upon the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Issuer’s obligations under this Indenture being discharged in accordance with Article 11.

(b)    At the written request of the Issuer, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee.

(c)    Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any release, discharge or termination of any Note Guarantee.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01	Satisfaction and Discharge.

(a)    This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when either:

(1)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(2)    (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or if at the time of deposit the Trustee is not permitted by applicable law to hold trust funds or determines in its sole discretion that holding trust funds would be impracticable, and in either case provides written notice to the Issuer and the Parent to that effect, a custodian or trustee designated by the Issuer pursuant to an Officers’ Certificate and reasonably acceptable to the Trustee), as trust funds in trust solely for the benefit of the Holders, cash in euro, euro-denominated Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, Additional Amounts (but only to the extent such Additional Amounts are attributable to Taxes that are in effect on the date of such deposit), if any, and accrued interest to the date of maturity or redemption, as the case may be;

(B)    no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any Credit Facility or any other material agreement or instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(C)    the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(D)    the Issuer has delivered irrevocable instructions to the Trustee (and, if applicable, such custodian or trustee) to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b)    In addition, the Parent must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied (including setting forth the calculations to confirm compliance with Section 11.01(a)(2)(A)).

Section 11.02	Application of Trust Money.

(a)    Subject to the provisions of Section 8.06, all money deposited with the Trustee (or, if applicable, a custodian or another trustee) pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (other than the Issuer or a Subsidiary of the Issuer) as the Trustee (or, if applicable, such custodian or other trustee) may determine, to the Persons entitled thereto, of the principal, premium, if any, Additional Amounts, if any, and interest for whose payment such money has been deposited with the Trustee (or, if applicable, such custodian or other trustee), but such money need not be segregated from other funds except to the extent required by law.

(b)    If the Trustee (or, if applicable, a custodian or another trustee) or Paying Agent is unable to apply any money or euro-denominated Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer or any Guarantor has made any payment of principal, premium, if any, Additional Amounts, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer and such Guarantor shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or euro-denominated Government Obligations held by the Trustee (or, if applicable, such custodian or other trustee) or Paying Agent, as the case may be.

ARTICLE 12

MISCELLANEOUS

Section 12.01	Notices.

(a)    Any notice or communication to the Issuer, any Guarantor, the Trustee, the Principal Paying Agent or the Principal Registrar is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:

if to the Issuer or any Guarantor:

c/o Darling Ingredients Inc.

251 O’Connor Ridge Blvd

Suite 300

Irving, Texas 75038

Fax No.: (972) 281-4449

Attention: Executive Vice President–Finance and Administration

with a copy to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Fax No: (212) 839-5599

Email: CChapman@Sidley.com

Attention: Craig Chapman

and

Sidley Austin LLP

717 N. Harwood Street, Suite 3400

Dallas, TX 75201

Fax No: (214) 981-3400

Email: Angela.Fontana@Sidley.com

Attention: Angela L. Fontana

if to the Trustee or the Principal Paying Agent:

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London

E14 5LB

Fax No.: +44 20 7508 3857

Attention: Corporate Trust and Agency Group

if to the Principal Registrar:

Citigroup Global Markets Deutschland AG

Reuterweg 16

60323 Frankfurt

Germany

Fax No: 49 69 1366 1429

Attention: Agency & Trust

The Issuer, any Guarantor, the Trustee, the Principal Paying Agent or the Principal Registrar, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b)    All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; or when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective only upon actual receipt thereof and no notice given by electronic mail to the Trustee shall be effective unless the Trustee, by notice given hereunder, has designated such email address for notices.

(c)    Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested), postage prepaid or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept; provided that, anything herein to the contrary notwithstanding, for so long as any Notes are represented by Global Notes, all notices to Holders of the Global Notes will be mailed or otherwise delivered to Euroclear and Clearstream and may be given in any manner as may be required or permitted by Euroclear or Clearstream, as the case may be, each of which will give such notices to the Holders of book-entry interests. In addition, for so long as any of the Notes are listed on Official List of The International Stock Exchange and the rules of The International Stock Exchange shall so require, notices with respect to the Notes will be notified to The International Stock Exchange.

(d)    Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e)    Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to Euroclear and Clearstream, pursuant to the applicable procedures of Euroclear and Clearstream, if any, prescribed for the giving of such notice.

(f)    Each of the Trustee, the Principal Paying Agent and the Principal Registrar agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or by electronic transmission (but only if the Trustee, the Principal Paying Agent or the Principal Registrar, as applicable, by notice hereunder, has provided an email address for such notice); provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee, the Principal Paying Agent or the Principal Registrar, as applicable, in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. Neither the Trustee, the Principal Paying Agent nor the Principal Registrar shall be liable for any losses, costs or expenses arising directly or indirectly from the its reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g)    Except as provided above, if a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h)    If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.02	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Guarantor to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(1)    an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been complied with.

Section 12.03	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate, certificates of public officials or reports or opinions of experts as to matters of fact); and

(4)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.04	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar, Transfer Agent or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05	No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Issuer, the Parent or any Guarantor, as such, shall have any liability for any obligations of the Issuer, the Parent or any Guarantor under the Notes, this Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.06	Governing Law.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.07	Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.08	Consent to Jurisdiction and Service.

The Issuer and each of the Guarantors irrevocably (i) agree that any legal suit, action or proceeding against the Issuer or any of the Guarantors arising out of or based upon this Indenture, the Notes, the Note Guarantees or the transactions contemplated hereby may be instituted in any U.S. federal or New York state court in the Borough of Manhattan, The City of New York court, (ii) waive, to the fullest extent they may effectively do so, any objection which they may now or hereafter have to the laying of venue of any such proceeding and (iii) submit to the jurisdiction of such courts in any suit, action or proceeding. The Issuer and each of the Guarantors has appointed C T Corporation System, 111 Eighth Avenue, New York, New York 10011, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Indenture, the Notes, the Note Guarantees or the transactions contemplated hereby which may be instituted in any such court. The Issuer and each of the Guarantors expressly consent to the jurisdiction of any such court in respect of any such action, and waive any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable. The Issuer and each of the Guarantors agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer and the Guarantors shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantors.

Section 12.09	Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.10	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11	Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.12	Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart by facsimile or other electronic means (including “.pdf” or “.tif” format) shall constitute delivery of an executed original unless otherwise expressly required hereunder.

Section 12.14	Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15	U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.16	Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, Additional Amounts, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes, provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first above written.

ISSUER

DARLING GLOBAL FINANCE B.V.

By	/s/ Brad Phillips
	Name:	Brad Phillips
	Title:	Management Board Member A

By	/s/ Martinus Beerendonk
	Name:	Martinus Beerendonk
	Title:	Management Board Member B

[Signature Page to Indenture]

GUARANTORS

DARLING INGREDIENTS INC.
GRIFFIN INDUSTRIES LLC
CRAIG PROTEIN DIVISION, INC.
DARLING AWS LLC
TERRA HOLDING COMPANY
DARLING GLOBAL HOLDINGS INC. DARLING NATIONAL LLC
DARLING NORTHSTAR LLC TERRA RENEWAL SERVICES, INC.
EV ACQUISITION, INC.

By	/s/ Brad Phillips
	Name:	Brad Phillips
	Title:	Executive Vice President and Chief Financial Officer

ROUSSELOT INC. ROUSSELOT DUBUQUE INC. ROUSSELOT PEABODY INC.
SONAC USA LLC

By	/s/ John F. Sterling
	Name:	John F. Sterling
	Title:	Secretary

[Signature Page to Indenture]

CITIBANK, N.A., LONDON BRANCH, as Trustee and Principal Paying Agent

By	/s/ Beth Kuhn
	Name:	Beth Kuhn
	Title:	Vice President

CITIGROUP GLOBAL MARKETS DEUTSCHLAND AG, as Principal Registrar

By	/s/ Siegfried Roos
	Name:	Siegfried Roos
	Title:	Authorized Signatory

By	/s/ Brigitte Deumlich
	Name:	Brigitte Deumlich
	Title:	Authorized Signatory

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES

Section 1.1	Definitions.

(a) Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Common Depositary, Euroclear or Clearstream for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Distribution Compliance Period” means, with respect to any Note, the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the original issue date with respect to such Note or predecessor of such Note.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“U.S. person” means a “U.S. person” as defined in Regulation S.

“Unrestricted Global Note” means any Definitive Note or Global Note that does not bear or is not required to bear the Restricted Notes Legend.

(b) Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1(c)
“Definitive Notes Legend”	2.3(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.3(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.3(e)
“Rule 144A Notes”	2.1(a)
“Rule 144A Global Note”	2.1(b)

Section 2.1	Form and Dating

(a) The Initial Notes shall be (i) offered and sold by the Issuer to the Initial Purchasers and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or a nominee of the Common Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note or any other Note without a Restricted Notes Legend until the expiration of the Distribution Compliance Period. The Rule 144A Global Note and the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Common Depositary, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 2.3(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Common Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 of this Appendix A and pursuant to an order of the Issuer signed by a management board member A and management board member B, or a duly appointed attorney, of the Issuer or, in the case of Additional Notes, a person or persons authorized to represent the Issuer pursuant to its articles of association or other organizational documents, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Common Depositary for such Global Note or Global Notes or the nominee of such Common Depositary and (ii) shall be delivered by the Trustee to such Common Depositary or pursuant to such Common Depositary’s instructions.

Members of, or participants in, Euroclear and/or Clearstream (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Common Depositary or its nominee or under such Global Note, and the Common Depositary or its nominee, as applicable, may be treated by the Issuer, each Guarantor, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, each Guarantor, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the

Common Depositary or impair, as between Euroclear and/or Clearstream and their Agent Members, the operation of customary practices of Euroclear and/or Clearstream governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in Section 2.3 or 2.4 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2    Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by a management board member A and a management board member B, or a duly appointed attorney, of the Issuer or, in case of Additional Notes, a person or persons authorized to represent the Issuer pursuant to its articles of association or other organizational documents, (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of €515,000,000 and (b) subject to the terms of this Indenture, Additional Notes. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes or Unrestricted Global Notes and certify that all conditions precedent to the issuance of such Notes have been complied with in accordance with the terms hereof.

Section 2.3	Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.3(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, such legal opinions, certifications and other information as may be requested pursuant thereto.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i) (A) a certification (in the form set forth on the reverse side of the Form of Note in Exhibit A) that such Definitive Note is being transferred (1) to a Person who the transferor reasonably believes is a QIB and in accordance with Rule 144A or (2) after the expiration of the Distribution Compliance Period, outside the United States of America in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act or (B) such other legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii) written instructions directing the Registrar to make an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding Euroclear or Clearstream, as applicable, account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Common Depositary to cause, in accordance with the standing instructions and procedures existing procedures of Euroclear or Clearstream, as applicable, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4 of this Appendix A, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through Euroclear and Clearstream, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of Euroclear and Clearstream. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with Euroclear and Clearstream’s procedures containing information regarding the participant account in Euroclear and Clearstream to be credited with a beneficial interest in such Global Note or another Global Note. Such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse side of the Initial Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S, Rule 144 (if available), or another applicable exemption from registration under the Securities Act.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4 of this Appendix A), a Global Note may not be transferred except as a whole and not in part by the Common Depositary to a nominee of the Common Depositary or by a nominee of the Common Depositary to the Common Depositary or another nominee of the Common Depositary or by the Common Depositary or any such nominee to a successor Common Depositary or a nominee of such successor Common Depositary.

(d) Restrictions on Transfer of Regulation S Global Note. (i) Prior to the expiration of the Distribution Compliance Period, the Regulation S Global Note and interests therein may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (1) to the Issuer, the Parent or any subsidiary of the Parent, (2) to a Person whom the selling Holder reasonably believes is a QIB that acquires for its own account or for the account of a QIB in a transaction meeting the requirements of Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) or another available exemption or (5) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States of America or any other jurisdictions. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with the Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A to the effect that such transfer is being made to a Person who the transferor reasonably believes is a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.

(ii) Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.

(e) Legends.

(i) Except as permitted by this Section 2.3(e), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO DARLING INGREDIENTS INC., DARLING GLOBAL FINANCE B.V. (THE “ISSUER”) OR ANY OTHER SUBSIDIARY OF DARLING INGREDIENTS INC., (2) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (3) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

Each Note shall bear the following legend (the “ERISA Legend”):

BY ITS ACQUISITION OF THIS NOTE (OR ANY INTEREST HEREIN), THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) IT IS NOT, AND IS NOT ACTING ON BEHALF OF, AND NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE (OR ANY INTEREST HEREIN) CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR OF A BENEFIT PLAN OR OTHER ARRANGEMENT THAT IS SUBJECT TO ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), INCLUDING ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS NOTE OR ANY INTEREST HEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

IF THE HOLDER OF THIS NOTE (OR ANY INTEREST HEREIN) IS, OR IS ACTING ON BEHALF OF, OR ACQUIRED THIS NOTE (OR ANY INTEREST HEREIN) WITH ASSETS OF, ANY EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, OR ANY PLAN, ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE CODE (EACH, AN “ERISA PLAN”), THE HOLDER OF THIS NOTE (OR ANY INTEREST HEREIN) WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT AT ALL TIMES (1) NONE OF DARLING GLOBAL FINANCE B.V., THE INITIAL PURCHASERS, OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES (COLLECTIVELY, THE “TRANSACTION PARTIES”) PROVIDED OR WILL PROVIDE ADVICE WITH RESPECT TO THE ACQUISITION OF THIS NOTE (OR ANY INTEREST HEREIN) BY THE ERISA PLAN, OTHER THAN TO THE PERSON (THE “PLAN FIDUCIARY”) MAKING THE DECISION TO ACQUIRE, HOLD, SELL, EXCHANGE, VOTE, OR PROVIDE ANY CONSENT WITH RESPECT TO THIS NOTE (OR ANY INTEREST HEREIN) ON BEHALF OF THE ERISA PLAN, WHICH PLAN FIDUCIARY IS INDEPENDENT (AS THAT TERM IS USED IN 29 C.F.R. 2510.3-21(c)(1)) OF THE TRANSACTION PARTIES, AND THE PLAN FIDUCIARY, TO THE EXTENT THAT THE “FIDUCIARY RULE” (AS CODIFIED IN 29 C.F.R. 2510.3-21(c)(1), AS AMENDED FROM TIME TO TIME) REMAINS IN EFFECT, EITHER: (A) IS A BANK AS DEFINED IN SECTION 202 OF THE INVESTMENT ADVISERS ACT OF 1940 (THE “ADVISERS ACT”), OR SIMILAR INSTITUTION THAT IS REGULATED AND SUPERVISED AND SUBJECT TO PERIODIC EXAMINATION BY A STATE OR FEDERAL AGENCY; (B) IS AN INSURANCE CARRIER WHICH IS QUALIFIED UNDER THE LAWS OF MORE THAN ONE STATE TO PERFORM THE SERVICES OF MANAGING, ACQUIRING OR DISPOSING OF ASSETS OF AN ERISA PLAN; (C) IS AN INVESTMENT ADVISER REGISTERED UNDER THE ADVISERS ACT, OR, IF NOT REGISTERED AS AN INVESTMENT ADVISER UNDER THE ADVISERS ACT BY REASON OF

PARAGRAPH (1) OF SECTION 203A OF THE ADVISERS ACT, IS REGISTERED AS AN INVESTMENT ADVISER UNDER THE LAWS OF THE STATE IN WHICH IT MAINTAINS ITS PRINCIPAL OFFICE AND PLACE OF BUSINESS; (D) IS A BROKER-DEALER REGISTERED UNDER THE EXCHANGE ACT; OR (E) HAS, AND AT ALL TIMES DURING THE ERISA PLAN’S HOLDING OF THIS NOTE (OR ANY INTEREST HEREIN) WILL HAVE, TOTAL ASSETS OF AT LEAST U.S. $50,000,000 UNDER ITS MANAGEMENT OR CONTROL (PROVIDED THAT THIS CLAUSE (E) SHALL NOT BE SATISFIED IF THE PLAN FIDUCIARY IS EITHER (I) THE OWNER OR A RELATIVE OF THE OWNER OF THE INDIVIDUAL RETIREMENT ACCOUNT THAT IS ACQUIRING THIS NOTE (OR ANY INTEREST HEREIN), OR (II) A PARTICIPANT OR BENEFICIARY OF THE ERISA PLAN ACQUIRING THIS NOTE (OR ANY INTEREST HEREIN) IN SUCH CAPACITY); (2) THE PLAN FIDUCIARY IS CAPABLE OF EVALUATING INVESTMENT RISKS INDEPENDENTLY, BOTH IN GENERAL AND WITH RESPECT TO PARTICULAR TRANSACTIONS AND INVESTMENT STRATEGIES, INCLUDING THE ACQUISITION OF THIS NOTE BY THE ERISA PLAN; (3) THE PLAN FIDUCIARY IS A “FIDUCIARY” WITH RESPECT TO THE ERISA PLAN WITHIN THE MEANING OF SECTION 3(21) OF ERISA, SECTION 4975 OF THE CODE, OR BOTH, AND IS RESPONSIBLE FOR EXERCISING INDEPENDENT JUDGMENT IN EVALUATING THE ERISA PLAN’S ACQUISITION OF THIS NOTE (OR ANY INTEREST HEREIN); (4) NONE OF THE TRANSACTION PARTIES HAS EXERCISED ANY AUTHORITY TO CAUSE THE ERISA PLAN TO ACQUIRE THIS NOTE (OR ANY INTEREST HEREIN) OR TO NEGOTIATE THE TERMS OF SUCH ACQUISITION; (5) NONE OF THE TRANSACTION PARTIES RECEIVES A FEE OR OTHER COMPENSATION FROM THE ERISA PLAN OR THE PLAN FIDUCIARY FOR THE PROVISION OF INVESTMENT ADVICE IN CONNECTION WITH THE DECISION TO ACQUIRE THIS NOTE (OR ANY INTEREST HEREIN); AND (6) THE PLAN FIDUCIARY HAS BEEN INFORMED BY THE TRANSACTION PARTIES: (A) (I) THAT NONE OF THE TRANSACTION PARTIES IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE OR TO GIVE ADVICE IN A FIDUCIARY CAPACITY, AND (II) THAT NO SUCH ENTITY HAS GIVEN INVESTMENT ADVICE OR OTHERWISE MADE A RECOMMENDATION, IN CONNECTION WITH THE ERISA PLAN’S ACQUISITION OF THIS NOTE (OR ANY INTEREST HEREIN) (OTHER THAN ADVICE, IF ANY, GIVEN BY A TRANSACTION PARTY TO AN INDEPENDENT PLAN FIDUCIARY THAT MEETS THE REQUIREMENTS OF CLAUSE (1) ABOVE); AND (B) OF THE EXISTENCE AND NATURE OF THE TRANSACTION PARTIES’ FINANCIAL INTERESTS IN THE ERISA PLAN’S ACQUISITION OF THIS NOTE (OR ANY INTEREST HEREIN).

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV, (“EUROCLEAR”), OR CLEARSTREAM BANKING, S.A. (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY FOR THIS NOTE OR ITS AUTHORIZED NOMINEE OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY FOR THIS NOTE OR ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE COMMON DEPOSITARY, EUROCLEAR OR CLEARSTREAM, TO NOMINEES OF THE COMMON DEPOSITARY, EUROCLEAR OR CLEARSTREAM OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 or pursuant to an effective registration statement under the Securities Act (such certification to be in the form set forth on the reverse side of the Initial Notes) and provides such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(iii) Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Initial Note or Additional Note acquired pursuant to Regulation S, all requirements that such Initial Note or Additional Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note or Additional Note be issued in global form shall continue to apply.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Common Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.09, 4.12 and 9.05 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Guarantors, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in Euroclear and/or Clearstream or any other Person with respect to the accuracy of the records of Euroclear and/or Clearstream or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Common Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Common Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Common Depositary subject to the applicable rules and procedures of Euroclear and/or Clearstream. The Trustee may rely and shall be fully protected in relying upon information furnished by Euroclear and/or Clearstream with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Euroclear and/or Clearstream participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.4	Definitive Notes.

(a) A Global Note deposited with the Common Depositary or its nominee pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 of this Appendix A and (i) Euroclear or Clearstream, as the case may be, notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and a successor clearing agency is not appointed by the Issuer within 90 days of such notice, (ii) an Event of Default has occurred and is continuing or (iii) the Issuer, in its sole discretion and subject to the procedures of Euroclear and/or Clearstream, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture. In addition, any Affiliate of the Issuer or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note, by providing a written request to the Issuer and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Issuer or Trustee.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Common Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of €100,000 and integral multiples of €1,000 in excess thereof and registered in such names as the Common Depositary shall direct. Any certificated Initial Note or Additional Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e) of this Appendix A, bear the Restricted Notes Legend.

(c) Subject to the provisions of Section 2.4(b) of this Appendix A, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii) of this Appendix A, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture]

Common Code [            ]

ISIN [            ]1

[RULE 144A][REGULATION S][GLOBAL] NOTE

3.625% Senior Notes due 2026

No. [144A Global Notes] RA-[●]

[Regulation S Global Notes] RS-[●]                                                                                                                                              €[●]

DARLING GLOBAL FINANCE B.V.

DARLING GLOBAL FINANCE B.V. promises to pay to [name of nominee of Common Depositary]2 or registered assigns €             (             euros) [(as the same may be revised from time to time on the Schedule of Exchanges of Interests in the Global Note attached hereto)]3 on May 15, 2026.

Interest Payment Dates: May 15 and November 15

Record Dates: May 1 and November 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

[1]	Rule 144A Note Common Code: 181358025

Rule 144A Note ISIN: XS1813580252

Regulation S Note Common Code: 181357959

Regulation S Note ISIN: XS1813579593

[2]	Insert in Global Notes
[3]	Insert in Global Notes

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

DARLING GLOBAL FINANCE B.V.

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

CITIBANK, N.A., LONDON BRANCH, as Trustee

By:
Authorized Signatory

Dated:

[Reverse Side of Note]

3.625% Senior Notes due 2026

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    INTEREST. Darling Global Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law (the “Issuer”), promises to pay interest on the principal amount of this Note at 3.625% per annum until maturity. The Issuer shall pay interest semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day; provided that the first Interest Payment Date with respect to this Note shall be [November 15, 2018]4. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including [May 2, 2018]5. The Issuer shall, to the maximum extent permitted by applicable law, pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall, to the maximum extent permitted by applicable law, pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.    METHOD OF PAYMENT. The Issuer shall pay interest on this Note to the Persons who are registered Holders of this Note at the close of business on May 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The principal of, premium, if any, Additional Amounts, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that all such payments with respect to Global Notes registered in the name of the Common Depositary or its nominee will be made by wire transfer of immediately available funds to the account specified by the Holder or Holders thereof.

3.    PAYING AGENT AND REGISTRAR. Citibank Europe plc shall be the initial Common Depositary with respect to the Notes. The Issuer initially appointed Citibank, N.A., London Branch to act as Principal Paying Agent and Transfer Agent and Citigroup Global Markets Deutschland AG to act as Principal Registrar for the Notes. The Issuer may change any Paying Agent, Transfer Agent or Registrar without notice to the Holders. The Issuer, the Parent or any of the Parent’s Restricted Subsidiaries may act in any such capacity.

4.    INDENTURE. The Issuer issued the Notes under an Indenture, dated as of May 2, 2018 (the “Indenture”), among Darling Global Finance B.V., the Guarantors from time to time party thereto, Citibank, N.A., London Branch, as Principal Paying Agent, Citigroup Global Markets Deutschland AG, as Principal Registrar and Citibank, N.A., London Branch, as trustee (the “Trustee”). This Note is one of a duly authorized issue of notes of the Issuer designated as its 3.625% Senior Notes due 2026. The Issuer shall be entitled to issue Additional Notes pursuant to, and subject to, Section 2.01

[4]	Insert other applicable date for all Notes other than the Initial Notes.
[5]	Insert other applicable date for all Notes other than the Initial Notes.

and 4.08 of the Indenture. The Initial Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.    REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar, the Trustee or both may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer shall not be required to register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection.

7.    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8.    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented, and the provisions thereof may be subject to waiver, as provided in the Indenture.

9.    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10.    AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

12.    GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13.    COMMON CODES AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused Common Codes and ISIN numbers to be printed on the Notes, and the Trustee may use Common Codes and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

c/o Darling Ingredients Inc.

251 O’Connor Ridge Blvd

Suite 300

Irving, Texas 75039

Fax No.: (972) 281-4449

Attention: Executive Vice President – Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                      to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF TRANSFER RESTRICTED NOTES

This certificate relates to €             principal amount of Notes held in (check applicable space)          book-entry or          definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note (or a portion thereof indicated above) held by the Common Depositary a Note or Notes in definitive, registered form of authorized denominations in an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms (capitalized terms used in this certificate and not defined herein have the respective meanings set forth in the Indenture dated as of May 2, 2018 among Darling Global Finance B.V., the Guarantors from time to time parties thereto and the principal paying agent, principal registrar and trustee named therein):

CHECK ONE BOX BELOW

(1)	☐	to the Issuer, the Parent or a subsidiary of the Parent; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States of America to a person the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933) that acquires for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; or

(5)	☐	outside the United States of America in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 904 under the Securities Act of 1933 and, if the Distribution Compliance Period with respect to such Note shall not have expired, such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Distribution Compliance Period; or

(6)	☐	pursuant to Rule 144 (if available) under the Securities Act of 1933 or another available exemption from registration under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (3), (5) or (6) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantor

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.09 or 4.12 of the Indenture, check the appropriate box below:

[    ] Section 4.09            [    ] Section 4.12

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.09 or Section 4.12 of the Indenture, state the amount you elect to have purchased:

€	(integral multiples of €1,000, provided that the unpurchased portion must be in a minimum principal amount of €100,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is €            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Common Depositary

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS1

Supplemental Indenture (this “Supplemental Indenture”), dated as of [        ] [    ], 20[        ], among                      (the “Guaranteeing Subsidiary”), a subsidiary of Darling Ingredients Inc., a Delaware corporation (“Parent”), and Citibank, N.A., London Branch, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Darling Global Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law (the “Issuer”), and a wholly-owned subsidiary of Parent, Parent and the other Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 2, 2018, providing for the issuance of an unlimited aggregate principal amount of 3.625% Senior Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3.    Releases. The Note Guarantee of the Guaranteeing Subsidiary shall be unconditionally released and discharged as provided in Section 10.06 of the Indenture.

4.    No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Issuer, the Parent or the Guarantors (including the Guaranteeing Subsidiary) shall have any liability for any obligations of the Issuer, the Parent or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

[1]	To be modified in the event the Supplemental Indenture is delivered by more than one Guarantor.

B-1

5.    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.    Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterparty by facsimile or other electronic means (including “.pdf” and “.tif” format) shall constitute delivery of an executed original.

8.    Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

9.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

10.    Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.

11.    Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in Section 10.06 of the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

B-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

CITIBANK, N.A., LONDON BRANCH, as Trustee

By:
Name:
Title:

B-3